                    U. S. SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                            SCHEDULE 14C INFORMATION

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                       the Securities Exchange Act of 1934

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                           Material Technologies, Inc.
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                              INFORMATION STATEMENT

                               [MATECH LETTERHEAD]

                                 April ___, 2003

Dear Stockholder:

            This information statement is being furnished in connection with the distribution by Material Technologies, Inc. ("Matech") of all the outstanding shares of capital stock that Matech beneficially owns of Matech International
Corp., our wholly-owned subsidiary ("International"), to all shareholders of record of Matech as of May 30, 2003. Matech currently owns 100% of the issued and outstanding capital stock of International, consisting of two classes of common stock and three classes of preferred stock. If you are a holder of any class of our capital stock on May 30, 2003, the record date for the spin-off, you will receive one share of the capital stock of International for every 10 shares of capital stock of Matech that you own on that date. You will receive your shares on a pari passu, prorata basis. The number of shares of Matech capital stock that you own will not change as a result of the spin-off. We expect the shares to be distributed to Matech stockholders as soon as practicable after the record date, and most likely beginning on June 2, 2003.
After the distribution, the stockholders of Matech on the record date will own
100% of International's capital stock on a fully diluted basis. This distribution of shares of International capital stock is being structured as a stock dividend to our shareholders.

            Following the spin-off, Matech will continue to focus its core business on the continued research, development and deployment of its Fatigue
Fuse, Electrochemical Fatigue Sensor and Borescope products within the United
States. International will continue separately developing the distribution, marketing and sales of these same products outside of the United States. After the spin-off is effective, Matech will continue to have its Class A Common Stock quoted on the Over-the-Counter Electronic Bulletin Board ("Bulletin Board")
maintained by the National Association of Securities Dealers, Inc. under the symbol "MTEY." International's capital stock will not be subject to price quotations on any national securities exchange or on the Bulletin Board.
International will also not file any reports or information with the Securities
& Exchange Commission. Following the spin-off, International will be a separate private company managed by the same officers and directors that now manage
Matech.

            No vote of stockholders is required in connection with the spin-off.
We are not asking you for a proxy and you are not requested to send us a proxy.
It is anticipated that the spin-off will be tax-free to United States stockholders and will not require any action on your part. You do not have to pay for the shares of International capital stock that you will receive in the spin-off, nor do you have to surrender or exchange shares of our capital stock in order to receive your shares of International's capital stock. The number of shares of Matech capital stock that you own will not change as a result of the spin-off.

     The enclosed information statement contains information about the spin-off of International's capital stock and about our business, management and financial performance. We encourage you to read all of these materials carefully.

                                                     Sincerely,

                                                     Robert M. Bernstein
                                                     Chairman of the Board and
                                                     Chief Executive Officer

                   INFORMATION STATEMENT DATED APRIL ___, 2003
                              FOR INFORMATION ONLY

                              INFORMATION STATEMENT

                                  MATECH, INC.

                                   SPIN-OFF OF

                        INTERNATIONAL INTERNATIONAL, INC.

         Material Technologies, Inc. ("Matech") is furnishing you with this information statement in connection with the spin-off ("Spin-off") by Matech of
100% of all of the outstanding shares of capital stock ("Capital Stock") it holds in Matech International, Inc. ("International") to stockholders of Matech.
Matech currently owns 100% of the issued and outstanding shares of International
Capital Stock, consisting of its Class A and Class B Common Stock as well as
100% of the issued and outstanding shares of Class A, Class B and Class C
Convertible Preferred Stock (collectively "Preferred Stock"). Matech will accomplish the Spin-off by distributing to the holders of record of its capital stock, one share of International's outstanding Capital Stock on a pari passu, prorata basis, for every 10 shares of capital stock of Matech held of record as of the close of business on May 30, 2003. After the distribution, the stockholders of Matech as of the record date will own 100% of International's
Capital Stock on a prorata, pari passu fully-diluted basis. The actual number of shares of International Capital Stock to be distributed will depend on the number of Matech shares of capital stock outstanding on the record date. The number of shares of Matech capital stock that you own will not change as a result of the spin-off.

         There is no current public trading market for any of the International
Capital Stock. International's Capital Stock has not been approved for listing on any securities exchange, nor has any application to list the shares of
International's Capital Stock to be received in the spin-off transaction, been filed.

     OWNING SHARES OF INTERNATIONAL CAPITAL STOCK WILL ENTAIL RISKS. PLEASE
                    READ "RISK FACTORS" BEGINNING ON PAGE 9.

   NO VOTE OF STOCKHOLDERS IS REQUIRED IN CONNECTION WITH THE SPIN-OFF. WE ARE
    NOT ASKING YOU FOR A PROXY AND YOU ARE NOT REQUESTED TO SEND US A PROXY.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
 COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS
    INFORMATION STATEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

     THIS INFORMATION STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR THE
                 SOLICITATION OF AN OFFER TO BUY ANY SECURITIES.

           The date of this information statement is April ___, 2003.

                                TABLE OF CONTENTS

                                                                            Page

Summary ........................................................................

Risk Factors ...................................................................

Cautionary Statement as to Forward-Looking Statements...........................

The Spin-off ...................................................................

Summary Financial Data ........................................................

Management's Discussion and Analysis of Financial Condition
  and Results of Operations ....................................................

Business .......................................................................

Management .....................................................................

Principal Stockholders .........................................................

Description of Capital Stock ...................................................

Certain Transactions ...........................................................

Where You Can Find More Information ............................................

                                     SUMMARY

         You should read this summary together with the entire information statement including the more detailed information in the consolidated financial statements and related notes appearing elsewhere in this information statement.
References to "we," "us," "our," "Matech" or "the Company" mean Material
Technologies, Inc. References to "Matech" mean Matech International Corp., our wholly-owned subsidiary.

Our business

         We are engaged in research and development of metal fatigue detection, measurement, and monitoring technologies. We are a development stage company doing business as Tensiodyne Scientific Corporation.

         Our efforts are dedicated to developing devices and systems that indicate the presence of very small cracks and the true fatigue status of a metal component. To date, we have developed two products. The first is a small, extremely simple device that continuously monitors fatigue life in a structural member. It is called a "Fatigue Fuse." The second is an instrument that is expected to detect very small cracks and is intended to determine crack growth rates. The Electrochemical Magnetic Fatigue Sensor has demonstrated that it can detect cracks as small as 10 microns (0.0004 inches), which is smaller than any other technologies, as acknowledged by the United States Air Force.

         The Fatigue Fuse is a real-time cycle counter, and to our knowledge, there is no other device that can perform this service. Both  devices are pioneering technology in the metal fatigue field that stand as cutting-edge solutions. Both of these products are patented. We license the patented technology for the electro chemical fatigue sensor from the University of
Pennsylvania and we have our own patents that relate to the Fatigue Fuse.

         Another product currently under development is a Borescope, which comprises a fiber optic bundle and light source together with a working channel, through which certain non-destructive test sensors such as ultrasound and/or eddy current devices can be passed, to inspect visually or manually inaccessible regions of structures such as the interior of jet turbine engines.

Corporate background

         We were formed as a Delaware corporation on March 4, 1997. We are the successor to the business of Material Technology, Inc., a Delaware corporation, also doing business as Tensiodyne Scientific, Inc., which was the successor to the business of Tensiodyne Corporation that began developing the Fatigue Fuse in
1985. Our two corporate predecessors, Tensiodyne Corporation and Material
Technonogy, Inc, were engaged in developing and testing the Fatigue Fuse and, beginning in 1993, developing an electro chemical fatigue sensor called an EFS.

         Our principal  xecutive office is located at 11661 San Vicente
Boulevard,Suite 707, Los Angeles, California 90049. Our telephone number is
(310) 208-5589 and our fax number is (310) 473-3177. Our website can be accessed at www.Internationalcorp.com.

The Spin Off

         Matech will distribute one share of the Capital Stock, on a pari passu basis, that is beneficially owned of record on May 30, 2003 by its shareholders of International for every 10 shares of Capital Stock of Matech. You will not pay for the shares of International Capital Stock you will receive in the
Spin-off, and the Spin-off should not be taxable to you. The number of shares of
Matech capital stock that you own will not change as a result of the Spin-off.
We expect the shares to be distributed to Matech stockholders commencing on or about June 2, 2003.

Questions and Answers About the Spin-off

         What is the Spin-off? .................. In the Spin-off, Matech will distribute to its stockholders
                                                  all of the shares of
                                                  International Capital Stock
                                                  that it owns. The distribution
                                                  will include all shares of
                                                  Class A Common Stock, Class B
                                                  Common Stock, Class A
                                                  Convertible Preferred Stock,
                                                  Class B Convertible Preferred
                                                  Stock and Class C Convertible
                                                  Preferred Stock that Matech
                                                  owns in International on the
                                                  Record Date. For every 10
                                                  shares of Matech capital stock
                                                  that you own of record on May
                                                  30, 2003, you will receive one
                                                  share of International Capital
                                                  Stock on a pari passu, prorata
                                                  basis. For example, if you own
                                                  100 shares of Matech Class A
                                                  Common Stock on May 30, 2003,
                                                  you will receive 10 shares of
                                                  International Class A Common
                                                  Stock in the Spin-off in
                                                  addition to your 100 shares of
                                                  Matech stock, which you will
                                                  retain. We expect the shares
                                                  to be distributed to Matech
                                                  stockholders commencing on or
                                                  about June 2, 2003.

                                                  Following the Spin-off,
                                                  International will be a
                                                  separate company from Matech,
                                                  but management of Matech will
                                                  also be the same as management
                                                  of International. The number
                                                  of shares of Matech capital
                                                  stock you own will not change
                                                  as a result of the Spin-off.

         Why is the Capital Stock being spun-off..There are differing markets and methodologies that Matech
                                                  and International will be
                                                  developing and expanding.

         What will I receive in the Spin-off? ... For every 10 shares of Matech capital stock that you own of
                                                  record on May 30, 2003, you
                                                  will receive one share of
                                                  International Capital Stock on
                                                  a pari passu, prorata basis.
                                                  For example, if you own 100
                                                  shares of Matech capital stock
                                                  on May 30, 2003, you will
                                                  receive 10 shares of
                                                  International Capital Stock in
                                                  the Spin-off in addition to
                                                  your capital stock held in
                                                  Matech.

         What do I have to do to participate in
         the Spin-off? .......................... Nothing. No stockholder vote is required for the spin-off.
                                                  You do not need to mail in
                                                  Matech' stock certificates to
                                                  receive shares of
                                                  International. The number of
                                                  shares of Matech capital stock
                                                  you own will not change as a
                                                  result of the Spin-off.

         How will Matech distribute
         International Capital Stock to
         me? .................................... Prior to the Spin-off Matech
                                                  will deliver all of the shares
                                                  of International Capital Stock
                                                  owned by it for distribution.
                                                  On or about June 2, 2003,
                                                  Matech will mail certificates
                                                  for whole shares of
                                                  International Capital Stock to
                                                  Matech stockholders of record
                                                  on May 30, 2003. However, if
                                                  you sold any shares of Matech
                                                  capital stock before May 30,
                                                  2003, the right to receive
                                                  shares of International
                                                  Capital Stock in the Spin-off
                                                  transferred with the sale of
                                                  those shares of Matech'
                                                  capital stock in accordance
                                                  with the rules governing the
                                                  distribution of stock
                                                  dividends. See "The Spin-off-
                                                  Manner of Effecting the Spin-
                                                  off."

         What if I hold my shares of Matech
         through my stockbroker,
         bank or other nominee? ................. If you hold your Matech shares through your stockbroker, bank
                                                  or other nominee, you are
                                                  probably not a stockholder of
                                                  record. Your receipt of shares
                                                  of our capital stock depends
                                                  on your arrangements with the
                                                  nominee that holds your Matech
                                                  shares for you. We expect that
                                                  stockbrokers, banks and other
                                                  nominees generally will credit
                                                  their customers' accounts with
                                                  our capital stock promptly
                                                  after the effective date of
                                                  the Spin-off, but you should
                                                  check with your stockbroker,
                                                  bank or other nominee. We do
                                                  not control, nor are we
                                                  affiliated with, the
                                                  stockbrokers, banks or other
                                                  nominees that may hold your
                                                  shares of Matech capital stock
                                                  for you. Following the Spin-
                                                  off you may instruct your
                                                  stockbroker, bank or other
                                                  nominee to transfer your
                                                  shares of our capital stock
                                                  into your own name.

         How will you treat fractional shares? .. No fractional shares will issue as a result of the Spin-
                                                  Off. Matech will use generally
                                                  accepted rounding principals
                                                  in declaring and distributing
                                                  the one for 10 prorata
                                                  distribution of the
                                                  International shares of
                                                  Capital Stock.

         What is Matech' dividend policy? ........We currently anticipate that no cash dividends will be
                                                  paid on our capital stock in
                                                  the foreseeable future in
                                                  order to conserve cash for use
                                                  in our business, including
                                                  possible future acquisitions
                                                  and for operating costs. Our
                                                  board of directors
                                                  periodically re-evaluates this
                                                  dividend policy taking into
                                                  account our operating results,
                                                  capital needs, the terms of
                                                  our existing financing
                                                  arrangements and other factors.

         How does International's Capital
         Stock differ from Matech
         capital stock? ..........................International's Capital Stock
                                                  and Matech' capital stock are
                                                  different securities and will
                                                  not trade together or be
                                                  valued alike. However, the
                                                  rights, privileges,
                                                  preferences and limitations of
                                                  Matech' capital stock is
                                                  exactly the same as that
                                                  issued by International.
                                                  International and Matech will
                                                  be separate companies with the
                                                  same management, the same
                                                  fundamentals, similar growth
                                                  characteristics and similar

         Will International Capital
         Stock trade? ........................... There is no public trading market for the International
                                                  Capital Stock and no public
                                                  quotation or trading market is
                                                  expected to develop in the
                                                  near future. Moreover, the
                                                  shares of International
                                                  Capital Stock received in the
                                                  Spin-off will be deemed to be
                                                  "restricted securities" as
                                                  that term is defined in Rule
                                                  144 promulgated under the
                                                  Securities Act of 1933, as
                                                  amended. This means that
                                                  International Capital Stock
                                                  can not be sold or transferred
                                                  unless such sale or transfer
                                                  is qualified as exempt from
                                                  registration under rules and
                                                  regulations adopted by the
                                                  U.S. Securities and Exchange
                                                  Commission and pursuant to an
                                                  opinion of our counsel to that
                                                  effect.

         How will Matech Class A Common Stock
         trade? ................................  Prior to the Spin-off, Matech'
                                                  Class A Common Stock was
                                                  quoted on the Electronic
                                                  Bulletin Board maintained by
                                                  the National Association of
                                                  Securities Dealers, Inc. under
                                                  the Symbol "MATECH." The Spin-
                                                  off will not effect the
                                                  continuation of the price
                                                  quotations of Matech' Class A
                                                  Common

         Is the Spin-off taxable for United
         States federal income tax purposes? .... The Spin-off should qualify as a tax-free Spin-off to Matech
                                                  stockholders and to Material
                                                  Technologies for federal
                                                  income tax purposes. See "The
                                                  Spin-off--Material Federal
                                                  Income Tax Consequences." We
                                                  have requested, and we expect
                                                  to receive, an opinion from
                                                  our accountant to this effect.

         Will we be related to International
         in any way after the Spin-off? ......... Matech will not own any
                                                  International Capital Stock
                                                  after the Spin-off. Robert M.
                                                  Bernstein, our President,
                                                  Chief Executive Officer and
                                                  Chairman of the Board of
                                                  Directors, will remain in
                                                  those same capacities for
                                                  International for an
                                                  indefinite time period after
                                                  the Spin-off to facilitate the
                                                  transition of Matech and
                                                  International into two
                                                  separate companies. See "The
                                                  Spin-off--Results of the Spin-
                                                  off." In addition, we
                                                  currently anticipate that Bill
                                                  Berks, another director of
                                                  Matech will remain a director
                                                  of International following the
                                                  Spin-off. See "Principal
                                                  Stockholders" and "Management."

         Are there any risks entailed in owning
         International Capital Stock? ........... Yes. Stockholders should consider carefully the matters
                                                  discussed in the section of
                                                  this information statement
                                                  called "Risk Factors."

         Who should I contact for information
         regarding the Spin-off: ................ Stockholders of Matech with questions relating to the
                                                  Spin-off should contact:

                                                 Robert M. Bernstein
                                                 President and Chief Executive Officer
                                                 Matech
                                                 11661 San Vicente Blvd, Suite 707
                                                 Los Angeles, CA 90049
                                                 (310) 208-5589

                             SELECTED FINANCIAL DATA

         The following table sets forth selected historical financial data of
Matech. The selected financial data as of and for each of the last two fiscal years has been derived from the financial statements of Matech, which have been audited by Jonathon Reuben, CPA, independent auditors.

         The selected historical statement of income data set forth below may not reflect the many significant changes that will occur in the operations and capitalization of the Company as a result of the spin-off. Before the spin-off, we operated as Matech. The data may not necessarily be indicative of our future results of operations or financial position. The historical data should be read in conjunction with sections entitled "Management's Discussion and Analysis of
Financial Condition and Results of Operations" and the financial statements and the related notes included elsewhere in this information statement.

                             Fiscal Year Ending December 31,                              Inception
                                                                                               to
                                                                                          December  31,
                          1998         1999         2000         2001          2002          2002
                                                 (restated)   (restated)
                       ___________  ___________  ___________  ___________    ___________   ___________

Net Sales              $        -   $        -   $        -   $        -     $         -   $       -
                       ___________  ___________  ___________  ___________    ___________   ___________
Income from Research
Development Contract   $   373,324  $   924,484  $   635,868  $ 1,579,823    $   461,323   $ 5,024,812

Income (Loss) from
Continued Operations   $  (549,187) $  (539,283) $(1,241,690) $(3,546,574)   $(3,785,818)  $(12,185,680)
                       ___________  ___________  ___________  ___________    ___________   ___________
Income (Loss) from
Continued Operations
Per Common Share       $      (.06) $      (.04) $      (.06) $      (.11)   $      (.06)
                       ___________  ___________  ___________  ___________    ___________   ___________
Basic Weighted
Average - Common
Shares Outstanding       8,782,808   12,242,534   18,900,019   33,640,393     63,073,970
                       ___________  ___________  ___________  ___________    ___________   ___________

Total Assets           $   233,746  $   250,041  $  108,776   $   516,282    $   372,620
                       ___________  ___________  ___________  ___________    ___________   ___________

Total Liabilities      $   618,582  $   719,178  $  870,586   $  1,154,696   $ 2,466,937
                       ___________  ___________  ___________  ___________    ___________   ___________
Redeemable Preferred
Stock                  $        -   $        -   $       -    $        -     $        -
                       ___________  ___________  ___________  ___________    ___________   ___________
Total
Stockholders'
Equity (Deficit)       $  (485,432) $  (620,545) $  (710,459) $  (638,414)   $(2,094,317)
                       ___________  ___________  ___________  ___________    ___________   ___________

Dividends              $        -   $        -   $        -   $        -     $        -
                       ___________  ___________  ___________  ___________    ___________   ___________

                                  RISK FACTORS

         You should carefully consider all the information we have included in this information statement. In particular, you should carefully consider the risk factors described below. In addition, please read "Cautionary Statement as to Forward-Looking Statements" and "Management's Discussion and Analysis of
Financial Condition and Results of Operations" where we describe additional uncertainties associated with our business and certain forward-looking statements included in this information statement.

                         Risks Relating to the Spin-off

The Spin-off could result in significant tax liability.

            The Spin-off is conditioned on the receipt by Matech of an opinion from Jonathon Reuben, CPA to the effect that, among other things, the Spin-off should qualify as a tax-free Spin-off to Matech's stockholders and to Matech for federal income tax purposes. See "The Spin-off--Material Federal Tax
Consequences." The opinion is based upon various factual representations and assumptions, as well as upon certain undertakings. We are not aware of any facts or circumstances that would cause the representations and assumptions to be untrue or incomplete in any material respect. If, however, any of those factual representations or assumptions were untrue or incomplete in a material respect, any undertaking was not complied with, or the facts upon which that opinion is based were materially different from the facts at the time of the Spin-off, the
Spin-off may not qualify for tax-free treatment.

We could be liable for International's tax liability if the Spin-off is taxable.

         Under United States federal income tax laws, International and Matech could be jointly and severally liable, and we could be required to pay for
International's Federal income taxes resulting from the Spin-off being taxable.
This means that even if we do not have to indemnify International for any liabilities and expenses if the Spin-off fails to be tax-free, we may still be liable for any part of, including the whole amount of, these liabilities and expenses. In certain circumstances, however, International may be required to indemnify us for such liabilities and expenses. See "The Spin-off--Material
Federal Tax Consequences."

Events subsequent to the Spin-off could result in significant tax liability.

         Under United States federal income tax laws, even if the Spin-off qualifies for tax-free treatment, International may, nevertheless, be subject to tax if acquisitions or issuances of either our capital stock or International's
Capital Stock following the Spin-off causes the stockholders of Matech
(determined as of the effective time of the Spin-off) to subsequently own less than a majority of outstanding shares of either International or us. In particular, this tax will apply if such issuances or acquisitions occur as part of a plan or series of related transactions that include the Spin-off. For this purpose, any acquisitions or issuance of International stock or our capital stock within two years before or after the Spin-off are presumed to be part of such a plan, although we may rebut that presumption. If the subsequent acquisitions or issuance of either the stock of International or our stock triggers this tax, we could be subject to tax on the gain that would have resulted from a sale of our stock distributed in the Spin-off.

Creditors of Matech at the time of the spin-off may attempt to challenge the
Spin-off as a fraudulent conveyance.

         If a court in a lawsuit by an unpaid creditor or representative of creditors of Matech, such as a trustee in bankruptcy, were to find that, among other reasons, at the time of the Spin-off, we or International,

        o   were insolvent,

        o   were rendered insolvent by reason of the Spin-off,

        o   had actual intent to hinder, delay or defraud any creditors,

        o   were engaged in a business or transaction for which International's or our remaining assets constituted unreasonably small capital, or

        o   intended to incur, or believed it would incur, debts beyond its ability to pay such debts as they matured,

the court may be asked to void the Spin-off (in whole or in part) as a fraudulent conveyance. The court could then require that the stockholders return some or all of the shares of Capital Stock received in the Spin-off, or require
International or us, as the case may be, to fund certain liabilities of the other company for the benefit of creditors. The measure of insolvency for purposes of the foregoing will vary depending upon the jurisdiction whose law is being applied. Generally, however, each of International and us, as the case may be, would be considered insolvent if the fair value of its assets were less than the amount of its liabilities or if it incurred debt beyond its ability to repay such debt as it matures. International believes, and we believe, that each company will be solvent after the Spin-off. See "Management's Discussion and
Analysis of Financial Condition and Results of Operations--Liquidity and Capital
Resources."

If the Spin-off is not a legal dividend, it could be held invalid by a court.

         The dividend which effects the Spin-off is subject to the Delaware corporate law. We have reviewed Delaware law with counsel; however, we cannot assure you that a court will not later determine that the Spin-off was invalid under Delaware law and reverse the Spin-off. The resulting complications and costs could have a material adverse effect on our financial condition and results of operations.

The combined post-Spin-off value of International's shares and our shares may not equal or exceed the pre-Spin-off value of Matech' shares.

         We cannot assure you that after the distribution of one share of the
Capital Stock for every 10 shares of issued and outstanding Matech capital stock, the combined values of Matech's capital stock and International's Capital
Stock after the Spin-off will be equal to or greater than the trading price of
Matech' common stock prior to the Spin-off. Until the market has fully evaluated the Spin-off transaction, the price at which Matech' common stock trades may fluctuate significantly. Similarly, until the market has fully evaluated our business, the price at which our common stock trades may fluctuate significantly.

                   Risks Related to Our Business and Industry

We have a history of operating losses and we expect our losses to continue in the future.

         We have incurred losses of $1,241,690 and $3,546,574 for the years ended December 31, 2000 and 2001, respectively, and $3,785,818 for the most recent year ended December, 31, 2002 and expect losses from our operations to continue in the future due to the fact that our sole source of contract revenue ended in the quarter that ended June 30, 2002. We also expect our losses to continue during the time that we are finalizing research and development of our products and technologies. Expenses associated with product development are not currently offset by sales revenue since we have not yet brought our products to the market place. We may experience delays, expenses and other problems such as setbacks in our research and development efforts. These delays or setbacks would delay our ability to begin marketing our products, which in turn will result in the continuation of the operating losses we have experienced in the past. Any such delays or shortfalls will have an immediate adverse impact on our business, operations and financial condition.

Our products are still in the research and development state and there can be no assurance given that we will ever bring any of our products into the commercial marketplace.

         Our products are in the research, development, and testing stage.
Unexpected problems, technological or specifications changes: (i) may make our technologies obsolete; (ii) may affect our products' overall feasibility; or
(iii) may delay completion and increase costs of research, development, and testing. The time required to bring one or both of our products to market is uncertain. Market acceptance of our products cannot be determined until product development is complete.

Since our products are not yet distributed to a commercial market, we do not have a sales force or distribution network to bring our products to market and it may be difficult for us to establish a sales and distribution network in the future.

         Since our products are in the research, development and testing state, our future operating results will depend on our ability to market our products.
We have not yet established a direct sales force or distribution network.
Failure to put into place an experienced and skillful marketing infra-structure, in a timely manner, could have a materially adverse impact upon our ability to bring our products to market and continue operating.

                                       10

We have only generated revenues to date from our research and development contracts, and our most recent contract with the U.S. Air Force is now concluded, and we do not expect additional research and development revenues.

         Our revenue generated to date has been limited to revenue received from our research and development agreements, the most recent contract with the
United States Air Force having concluded in the quarter ended June 30, 2002.
This recently concluded research and development contract was our sole source of revenue. We have not yet developed our products for distribution or sale to multiple customers. Our operating results will depend on our ability to increase and replace our sources of contract revenue through product sales and to market our products to a variety of potential customers rather than relying in large measure on contract revenues. We cannot give any assurances that we will be able to generate any significant revenues from our products if and when they become commercialized, nor can we provide assurances that our contract revenue will continue to any extent.

We have a limited number of employees to develop and market our products.

         We currently only have four employees, Robert M. Bernstein, president, a part-time engineer, a part-time vice president and a secretary. There is a substantial risk that we may not have funds to hire additional employees that may be needed to complete the development and marketing of our products. Without the ability to market products we have developed, our business and financial condition will be materially adversely affected.

We rely heavily on management consultants and outside advisors. Our business and prospects may be adversely effected if we are unable to keep our consultants and advisors.

         Our success largely depends on the performance of our president and chief executive officer, Robert M. Bernstein, and the independent consultants, and advisors we rely on for consulting services. Our consultants provide us with technological advice and guidance, product development expertise and financial advice and services. During the fiscal year ended December 31, 2002, we issued
5,034,949 shares of our common stock, valued at $230,343 to compensate these consultants for their services since we are unable to compensate them in any other manner. We also compensated our chief executive officer, Mr. Bernstein during the most recent fiscal year, 13,200,000 shares of our common stock, valued at $260,000 and 6,000,000 shares of common stock during the previous fiscal year, valued at $1,080,000. In both instances, this compensation was for accrued and unpaid salaries from prior years and there is a substantial risk of forfeiture on these shares if Mr. Bernstein was no longer employed by the
Company. Loss of these consultants or our inability to continue compensating these consultants by issuing shares of our common stock to them, could seriously impair our ability to develop and market our products. Moreover, failure to attract and retain key consultants, advisors, and employees with necessary skills could have a materially adverse impact on our ability to bring our products to market and continue operating. We have no written contracts with our advisors or any consultants.

Our products and technologies may not be as competitive as other fatigue measuring processes that have been in use for up to 40 years and offer advantages of being accepted in the marketplace.

         The metal fatigue measuring industry has significant competition. Other technologies exist which indicate the presence of metal fatigue damage. Single cracks larger than a certain minimum size can be found by non-destructive inspection methods such as dye penetrant, radiography, eddy current, acoustic emission, and ultrasonics. Tracking of load and strain history, for subsequent estimation of fatigue damage by computer processing, is possible with recording instruments such as strain gauges and counting accelerometers. These methods have been in use for up to 40 years and offer the advantage that they have been accepted in the marketplace, whereas our products will remain largely unproven for some currently indeterminable time. Other companies with greater financial and technical resources and larger marketing organizations than ours pose a potential threat if they commence competing in our market segment. We are unaware of any other companies developing technology similar to our technology and our patents protect our unique technologies. On the other hand, companies marketing alternative technologies addressing the same market needs as our products, include Magnaflux Corporation, Kraut-Kremer-Branson, Dunegan-Endevco,
and MicroMeasurements. These companies have more substantial assets, greater experience, more human and other resources than ours, including but not limited to established distribution channels and an established customer base.

Our patents covering our Fatigue Fuse products and technologies have been encumbered as security to our lenders. We may loose our patent protection, as we have defaulted on one of our lending commitments.

         We hold patents on our Fatigue Fuse technology. Our patents are encumbered by certain liabilities as described under the heading, "Business." A first priority security interest in our patents is held by Mr. Sherman Baker, one of our lenders and a shareholder, If we fail to pay obligations to our lenders when they become due that are secured by a pledge of our patents, including the debt obligation to Sherman Baker, we may lose the interests in our patents, resulting in a loss of patent protection covering our technologies and products, or certain rights to exploit our technology. Presently, we are in default on the debt obligations we owe to Mr. Baker, but he has not taken any action as a result of our default.

                                       11

No assurances can be given that we will not be in default on some or all of our other debt obligations in the future, which could then result in loss of our patents and our patent protection. No assurances can be given that the shareholder that is holding the note that we are in default on, will not seek to foreclose on his interest held in our patents as collateral for his loan.

We cannot be certain that our proprietary rights in our products and technologies are adequately protected from infringement by competitors or other third-parties.

         We rely on a combination of patent and trade secret protection, non-
disclosure agreements, licensing arrangements and new patent filings to establish and protect our proprietary rights. We have in the past and intend in the future to file applications as appropriate for patents covering our products. Due to the increasing number of patent applications filed with the
United States Patent and Trademark Office, we are uncertain as to if or when patents will issue from any of our pending applications or, if patents do issue, that claims allowed will be sufficiently broad to protect our technology and products. In addition, there is a possibility that any patents that may be issued could be challenged, invalidated or circumvented, or that the rights granted to us as owners of the patents will not provide proprietary protection to us. Since U.S. patent applications are maintained in secrecy until patents issue, and since publication of inventions in the technical or patent literature tend to lag behind such inventions by several months, there is a possibility that we may not be the first creator of inventions covered by such patents or pending patent applications or that we may not be the first to file patent applications for such inventions. Despite our efforts to safeguard and maintain our proprietary rights, we are uncertain as to whether we will be successful in doing so or that our competitors will not independently develop or patent technologies that are substantially equivalent or superior to our technologies.

Two of our patents will expire from patent protection within the next 18 months and as a result, the protection for our intellectual property could be adversely affected.

         Two of our four patents expire within 18 months from the date of this prospectus, but we believe our remaining two patents adequately protect our technologies. Our first patent issued on May 27, 1986, expires on May 27, 2003.
It is titled "Device for Monitoring Fatigue Life" and bears United States Patent
Office Numbers 4,590,804. Our second patent, titled "Method of Making a Device for Monitoring Fatigue Life" was issued on February 3, 1987 and expires February
3, 2004, United States Patent Office Number 4,639,997. Although we believe that our two remaining longer-term patents adequately protect our technologies, no assurances can be given that we will be able to continue protection of the intellectual property rights protected by our first two patents after they expire, nor can we give any assurances that the loss of protection will not have a materially adverse affect on our operations and financial condition.

If we do not obtain additional investment capital to continue our research and development activities, we will not be able to complete our product development.

         If we fail to raise additional funds necessary for research, development, and testing from either government grants, sales of securities, borrowings, or other sources, we will not have a product for a potential market and shareholders will have no possibility of any financial return or economic benefit from their ownership of our shares. We are likely to have negative cash flow through at least June 30, 2003, although we have sufficient cash to continue our research and development efforts for the next five months. Over the next 12 months, we anticipate that approximately $6,500,000 will be required to complete research and development of both products and market them. Even if the necessary $6,500,000 is raised and research, development, and testing is completed, no assurance can be given that the results will establish that our products will be marketable. Moreover, no assurance can be given that our products can be produced at a cost that will make it possible to market them at a commercially feasible price.

During our last two fiscal years, we issued a significant number of shares of common stock in private placements that are now being registered for resale, which shares increased dilution to our shareholders and will result in an increase in the number of shares available for public sale.

         During the last two fiscal years, we issued 33,081,225 shares of our common stock in private placements that are being registered for resale in this prospectus. Issuing these additional shares results in material dilution to our shareholders and the resale of these shares in the public market could cause a reduction in the market price of our common stock. Any substantial resales of our common stock may result in the reduction of the market price, and as a result, a reduction in the value of your investment. Moreover, the perceived risk of dilution may cause other existing shareholders to sell their shares in the public market, which could contribute to the downward movement in the price of our common stock.

                                       12

Our stock price is highly volatile and subject to fluctuations due to a variety of market factors, including public announcements reflecting an increase in the shares we have outstanding or committed for issuance.

         The market price of our common stock may be highly volatile and subject to wide fluctuations in response to quarterly variations in operating results, announcements of technological innovations, services, or affiliations or new products by us or our competitors, changes in financial estimates by securities analysts, lack of market acceptance of our products and services, or other events or factors, including the risk factors described herein. In addition, the stock market in general, and the technology stocks in particular, experience significant price and volume fluctuations that are often unrelated to a company's operating performance. Additionally, issuing options, warrants or other commitments to issue common stock may result in the perception in the market that we will issue additional shares in the public market. The potential of sales of our common stock in the public market following this offering, could cause a decrease in the market price for the common stock and make it more difficult for us to raise additional capital through the offer and sale of our common stock.

Since our shares of common stock are quoted on the over-the-counter electronic bulletin board, and not on any national securities exchange, there is limited liquidity of your shares since an active trading market has not developed.

         Your purchase of our common stock may not be a liquid investment because our common stock is only quoted on the Over-the-Counter Electronic
Bulletin Board maintained by the National Association of Securities Dealers,
Inc. We are not eligible to seek a listing of our common stock on a national securities exchange, and our ineligibility to do so may impair our ability to develop a liquid and orderly market in our common stock. You should consider carefully the limited liquidity of your investment before purchasing any shares of our common stock. We have no obligation to apply for quotation of our common stock on any national securities exchange. Factors such as our lack of earnings history, the absence of expectation of dividends in the near future, mean that there can be no assurance that an active and liquid market for our common stock will exist at any time, that a market can be sustained, or that investors in the common stock will be able to resell their shares. In addition, the free transferability of the common stock will depend on the securities laws of the various states in which it is proposed that a sale of the common stock be made.

Our royalty and license agreements may impair our ability to raise additional equity capital in the future.

         Under agreements with the University of Pennsylvania to satisfy the debt due them in the amount of approximately $525,000, we must pay a percentage of amounts raised from financings, other than from government contracts. We must pay the University 30% of any such financing over $150,000. In addition, we are obligated to pay royalties totaling 12% on revenues received from the sale of the Fatigue Fuse and 10% of revenues received from sale of the EFS. These commitments are likely to increase the difficulty in finding third-party financing and decreases the net amount of any financing that we do obtain that can benefit our company. Underwriters and other financing sources are less likely to agree to finance our research and development if these amounts must be paid out rather than used for additional research and development.

We have defaulted on our agreements with the University of Pennsylvania and we may be unable to resolve or cure these defaults.

         With respect to our agreement to pay the University of Pennsylvania approximately $525,000, we are in default on our agreements with the University.
The balance we owed on the agreement was $200,000 and commencing June 30, 1997, the balance due accrued interest at 1.5% per month until the loan matured on
December 16, 2001, at which time the balance became fully due and payable. In addition, under the agreement, Mr. Bernstein agreed to limit his compensation from us to $150,000 per year until the loan and accrued interest was fully paid.
The balance of our obligation to the University at December 31, 2002, was
$498,731. As of December 31, 2002, we also agreed to issue an additional
1,404,464 shares of our common stock to the University pursuant to our revised agreement. We're currently in discussions with the University regarding the issuance of the shares and other related matters in an effort to cure these continuing defaults.

Our royalty and license agreements will also reduce our revenue generated from future products sales.

         In order to finance development of the Fatigue Fuse and Electrochemical
Sensor, our corporate predecessors sold substantial royalty rights to the
Advanced Technology Center, which is affiliated with the University of
Pennsylvania. As of the date of this prospectus, we are obligated to pay royalties totaling 12% of revenues from sales of our Fatigue Fuse and 10% of revenues from sales of EFS. If these products are manufactured and sold, these royalty obligations will reduce our revenue from the sale of these products.

                                       13

Our agreement to compensate our attorneys that handled a lawsuit for us and that has been fully resolved, may materially reduce our available cash flow.

         On July 15, 2002, we entered into a settlement agreement fully resolving pending litigation against Stephen F. Beck. On August 1, 2002, we entered into an agreement with our counsel that represented us in the case involving Mr. Beck, and in that agreement, we agreed to pay for accrued legal services by delivering 1,000,000 shares of our Class A Common Stock and executing a promissory note to our counsel in the amount of $1,481,895, plus interest at the rate of 6% until paid in full. However, our payments on this promissory note are payable only from the first 25% of our annual earnings before interest, taxes, depreciation and amortization expenses. Accordingly, when we begin to generate earnings, as defined in the agreement, we will be obligated to divert our available earnings to apply towards principal and interest due under the agreement with our counsel, which will reduce our available cash flow for other corporate purposes.

We have never declared a dividend in the past and we do not intend to declare dividends in the future.

         Until we decided to declare the stock dividend that is the subject of the Spin-off, we have never declared any dividends to our shareholders. In the future, we do not expect to be able to pay dividends until we recover any losses that we may have incurred and we become profitable. We intend to retain our earnings to finance growth and expansion and for general corporate purposes. Any future declaration and payment of dividends on our common stock will depend upon our earnings and financial condition, liquidity and capital requirements, the general economic and regulatory climate, our ability to service any equity or debt obligations senior to the common stock, and other factors deemed relevant by our board of directors. Holders of our preferred stock have the right to dividends declared with respect to the common stock on an as-converted basis.

Since the technologies we have developed for our products are subject to rapid technological changes, we may need to make significant capital investments in newer technologies and equipment.

         The technologies we expect to use in our manufacturing and marketing of our products are subject to rapid technological change and could cause us to make significant capital investment in new technologies and equipment. Our market is characterized by rapid technological changes. Newer technologies, techniques or products for determining metal fatigue could be developed with better performance and results than our products. Developing new technologies for manufacture is frequently subject to unforeseen expenses, difficulties, and complications and, in some cases, such development cannot be accomplished. The availability of new and better metal fatigue testing technologies or other products could require us to make significant investments in technology, render our current technology obsolete and have a significant negative impact on our business and results of operations.

Since Robert M. Bernstein, our chief executive officer, continues to control our affairs, other shareholders may have not control over management and management's decisions.

         Our president and chief executive officer, Robert M. Bernstein, owns
300,000 shares of class "B" common stock, each of which has 1,000 votes per share, which represents 300,000,000 votes, and also beneficially owns 24,419,291 shares of our class "A" common stock representing approximately 25% of the total outstanding shares of class "A" common stock. Aggregating Mr. Bernstein's voting rights from his ownership of his class "A" and "B" shares of common stock, he has approximately 324,419,291 votes out of a total of 122,031,188 shares of our voting common stock issued and outstanding. This represents almost 300% of the votes available to the shareholders of our class "A" common stock. As a result,
Mr. Bernstein has votes that overwhelmingly control our direction and management. Our bylaws do provide for cumulative voting. Nevertheless, a minority shareholder will have no control over management and probably will be unable to elect any directors.

Our chief executive officer and controlling shareholder, Robert M. Bernstein, has conflicts of interest that may result in our best interests and those of other shareholders being subordinated to his own interests.

         Mr. Bernstein controls our operations as the majority shareholder, president, chief executive officer, and chairman of our board of directors. Mr.
Bernstein may have a conflict of interest with us as a result of his position as an officer, director and a controlling shareholder. On the other hand, as a director, officer, and controlling shareholder, Mr. Bernstein owes a fiduciary duty to us and our shareholders to act in our best interests.

                                       14

Our common stock may be more difficult to trade due to certain penny stock regulations that must be complied with by broker-dealers.

         The U.S. Securities and Exchange Commission regulations generally define "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. For transactions covered by these rules, a broker-dealer must make a delivery, prior to any brokerage transaction, of a disclosure schedule relating to the penny stock market. A broker-dealer also must disclose the commissions payable to both the broker dealer and registered representative, current quotations for the securities, and, if the broker-dealer is the sole market maker in that security, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the customer's account and information on a limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell our securities and may affect the ability of stockholders to sell our securities in the secondary market.

              CAUTIONARY STATEMENT AS TO FORWARD-LOOKING STATEMENTS

         We caution you that this document contains disclosures which are forward-looking statements. All statements regarding our expected future financial position, results of operations, cash flows, dividends, financing plans, business strategy, budgets, projected costs or cost savings, capital expenditures, competitive positions, continuation or expansion of government programs, growth opportunities for existing products or products under development, benefits from new technology, plans and objectives of management for future operations and markets for stock are forward-looking statements. In addition, forward-looking statements include statements in which we use words such as "expect," "believe," "anticipate," "intend," "strategy," "plan," "will,"
"estimate," "project," "goal," "target" or similar expressions. Although we believe the expectations reflected in such forward-looking statements are based on reasonable assumptions, we cannot assure you that these expectations will prove to have been correct, and actual results may differ materially from those reflected in the forward-looking statements. Factors that could cause our actual results to differ from the expectations reflected in the forward-looking statements in this document include those set forth in "Risk Factors."

         Neither Matech nor International  have any intention or obligation to update the forward-looking statements, even if new information, future events or other circumstances make them incorrect or misleading.

                                  THE SPIN-OFF

Reasons for the Spin-off

         We have concluded that the distribution, marketing and sale of our proprietary metal fatigue detection, measurement, and monitoring technologies
("Technologies") outside of the United States, would be able to grow faster and more effectively as a separate company. Accordingly, on January 22, 2003,
International was formed with the specific purpose of furthering the international distribution of the Technologies. We formed a separate company to address the different markets and differing methodologies.

         The separation of our businesses will cause the two entities to be recognized by the financial community as distinct businesses. As a result, we should continue to develop our following in the financial community primarily as a manufacturer and distributor of the Technologies within the United States market and International will continue to develop its distribution capabilities of the Technologies in the international markets. The Spin-off will reward our current stockholders and potential investors for their loyalty and investor interest during the difficult times that we were in development and research of our Technologies.

         We also believe the Spin-off will enable us to recruit, retain and motivate key employees over seas and in international markets by providing them with stock-based compensation incentives directly tied to the success of the international side of our businesses.

Manner of Effecting the Spin-off

         Matech will effect the Spin-off by distributing all of the outstanding shares of International's Capital Stock it owns to holders of record of Matech'
capital stock as of the close of business on May 30, 2003, the record date.
Matech currently owns 100% of the issued and outstanding shares of all classes of International's Capital Stock. The Spin-off will be made on the basis of one share of International's Capital Stock for every 10 shares of Matech capital stock held by Matech' stockholders as of the record date, on a pari passu prorata basis. The actual number of shares of our International's Capital Stock to be distributed will depend on the number of shares of Matech' capital stock outstanding as of the record date. As of the date of this information statement, the following shares of our capital stock was outstanding:

                                       15

        >>   137,283,905 shares of Class A Common Stock;
        >>   300,000 shares of Class B Common Stock;
        >>   337,471 shares of Class A Convertible Preferred Stock;
        >>   175,000 shares of Class B Convertible Preferred Stock; and
        >>   11,050,000 shares of Class C Convertible Preferred Stock.

         To effect the Spin-off, we intend to authorize a stock dividend whereby we will authorize the distribution to our shareholders as of the record date of one share of the International Capital Stock we hold for every 10 shares of our capital stock issued and outstanding at the same date, on a pari passu, prorata basis. After the distribution, the stockholders of Matech on the record date will collectively own approximately 100% of International's Capital Stock on a fully diluted basis.

         At the time of the Spin-off, Matech will deliver all of the shares of
International's Capital Stock owned by it to its shareholders for distribution on or about June 2, 2003. However, if any Matech stockholder sold any shares of
Matech common stock after May 30, 2003, the right to receive shares of
International Capital Stock in the spin-off transfers with the sale of those shares of Matech common stock in accordance with the rules of the Electronic
Bulletin Board maintained by the NASD.

         If a stockholder is otherwise entitled to receive a fractional share of
International Capital Stock in the Spin-off, we will not distribute any fractional shares, rather we will calculate the number of shares of
International Capital Stock to be distributed based on customary rounding principals.

         No owner of Matech' capital stock will be required to pay any cash or other consideration for shares of the International Capital Stock received in the Spin-off. Additionally, no owner of Matech' capital stock will be required to surrender or exchange any shares of Matech' capital stock to receive shares in the Spin-off. The number of shares of Matech capital stock that you own will not change as a result of the Spin-off.

Results of the Spin-off

         After the Spin-off, we will be continue to be a separate public company, independent from International, which will not be a public company.
However, our management, fundamentals, growth characteristics and strategic priorities will be similar if not identical to those of International with the exception of the distinction in the territorial scope of our marketplace contrasted with the marketplace to be developed by International. Matech will not own any interest in International after the Spin-off. Our common stock and
International's Capital Stock will be different securities and will not trade together or be valued alike. Moreover, no trading market for any of the
International Capital Stock has or is expected to develop in the future.

         However, as with our Class A Common Stock, International's Class A
Common Stock has the following characteristics:

        o   is fully paid and non-assessable;

        o   has one vote per share, with no right to cumulate votes; and

        o   carries no preemptive rights.

         Following the Spin-off, Robert M. Bernstein, our President, Chief
Executive Officer and Chairman of the Board of Directors, will remain in those same capacities for International after the Spin-off to facilitate the business transition of Matech and International, Inc. into two separate companies. After the Spin-off, Mr. Bernstein will have beneficial ownership of 300,000 shares of our Class B Common Stock and will have 30,000 shares of International's Class B
Common Stock, which equates to 300,000,000 and 30,000,000 voting securities, respectively, for each company. As a result, Mr. Bernstein will continue to control the voting securities of Matech and of International after the Spin-off.

         Our capital stock and International's Capital Stock, however, will be different securities and will not trade together or be valued alike. There is no current public trading market for any of the International Capital Stock that will be distributed in the Spin-off.

                                       16

         The Spin-off will not, in and of itself, affect the number of outstanding shares of Matech capital stock or the rights associated with those shares. The number of shares of Matech capital stock that you own will not change as a result of the Spin-off. Following the spin-off, Matech will continue to own and operate its other businesses.

Material Federal Income Tax Consequences

         The following is a summary of the material United States federal income tax consequences to you on the receipt of the shares of International Capital
Stock to be distributed pursuant to the Spin-off. The following discussion is based upon the Internal Revenue Code, existing and proposed regulations thereunder, reports of congressional committees, judicial decisions and current administrative rulings and practices. Any of these authorities could be repealed, overruled or modified at any time after the date hereof. Any such change could be retroactive and, accordingly, could modify the tax consequences discussed herein. This summary deals only with stockholders who are citizens or residents of the United States.

          The Spin-off is conditioned upon, among other things,  that it will qualify as a tax-free spin-off to Matech stockholders and Matech for federal income tax purposes. The spin-off is also conditioned upon receipt by us of an opinion from Jonathon Reuben, CPA, to the effect that the Spin-off should qualify as a tax-free Spin-off to stockholders and Matech for federal income tax purposes. A tax opinion is not binding on the Internal Revenue Service, and we do not intend to request a ruling from the Internal Revenue Service with respect to these matters. Furthermore, there is no assurance that the Internal Revenue
Service would agree with the conclusions set forth in this discussion.

         The following discussion is for general information only and may not apply to particular categories of holders subject to special tax treatment under the federal income tax laws, such as insurance companies, financial institutions, broker-dealers, estates, trusts, tax-exempt organizations, real estate investment trusts, regulated investment companies, non-United States holders, or persons that will hold their shares of International's Capital Stock as a position in a straddle, as part of a synthetic security or hedge, or as part of a conversion transaction or other integrated investment, or as other than a capital asset. This summary also does not address the tax consequences to stockholders, partners or beneficiaries of a holder of shares of Matech capital stock. Further, it does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the receipt of our shares pursuant to the spin-off. This summary assumes that you hold your shares of Matech capital stock as a capital asset within the meaning of section 1221 of the
Internal Revenue Code.

         Accordingly, to the extent not addressed in this summary, you should consult your own tax advisors in analyzing the federal, state, local and foreign tax consequences of the receipt of shares of the Capital Stock pursuant to the
Spin-off, with regard to the personal tax consequences specific to you, which may vary for stockholders in different tax situations.

         Assuming the Spin-off qualifies as a tax-free spin-off for federal income tax purposes, the following would be the tax consequences generally applicable to you as Matec' stockholders as a result of the Spin-off:

        o   No gain or loss would be recognized by Matech upon the distribution of International Capital Stock to Matech stockholders.

        o   You would not recognize any income, gain or loss upon the receipt of the Capital Stock in the Spin-off.

        o   Your tax basis in your Matech capital stock on which the
            International Capital Stock is distributed would be apportioned among the Matech capital stock and International's Capital Stock you receive in the Spin-off on the basis of the relative fair market values of Matech' capital stock and International's Capital Stock on the date of the Spin-off.

        o   Your holding period for the International Capital Stock you receive in the Spin-off would include the period during which you held the
            Matech capital stock on which the International Capital Stock is distributed, provided that you held the Matech capital stock as a capital asset on the date of the Spin-off.

         If the Spin-off does not qualify as a tax-free distribution within the meaning of Section 355 of the Internal Revenue Code of 1986, Matech would recognize taxable gain generally equal to the amount by which the fair market value of the International Capital Stock distributed to Matech' stockholders exceeds the tax basis in our stock. In addition, each Matech stockholder who receives International Capital Stock in the Spin-off would generally be treated as having received a taxable distribution in an amount equal to the fair market value of the International Capital Stock.

                                       17

         Under United States federal income tax laws, Matech and International could be jointly and severally liable, and we could be required to pay for
Matech' federal income taxes resulting from the Spin-off being taxable. This means that even if we do not have to indemnify International for any liabilities and expenses if the Spin-off fails to be tax-free, we may still be liable for any part of, including the whole amount of, these liabilities and expenses. See
"Risk Factors--Risks Relating to the Spin-off--We could be liable for Matech'
tax liability if the Spin-off is taxable."

         In addition, under United States federal income tax laws, even if the
Spin-off qualifies for tax-free treatment, Matech may, nevertheless, be subject to tax if acquisitions or issuances of either our capital stock or
International's Capital Stock following the Spin-off cause the stockholders of
Matech (determined as of the effective time of the Spin-off) to subsequently own less than a majority of outstanding shares of either International or us. In particular, this tax will apply if such issuances or acquisitions occur as part of a plan or series of related transactions that include the Spin-off. For this purpose, any acquisitions or issuance of International's stock or our stock within two years before or after the Spin-off are presumed to be part of such a plan, although Matech may rebut that presumption. If the subsequent acquisitions or issuance of either the stock of International or our stock triggers this tax,
Matech will be subject to tax on the gain that would have resulted from a sale of International's Capital Stock distributed in the Spin-off. However, the
Spin-off would generally continue to be tax-free to each Matech' stockholder as described in the preceding paragraph. See "Risk Factors--Risks Relating to the
Spin-off--The Spin-off could result in significant tax liability."

         The summary of federal income tax consequences set forth above is for general reference only and does not purport to cover all federal income tax consequences that may apply to you. You should consult your own tax advisors regarding the particular federal, foreign, state and local tax consequences of the Spin-off to you.

Listing and Trading of International's Capital Stock

         Currently, there is no public market for any of International's Capital
Stock and no such public market will develop as a result of the Spin-off. None of the shares of International Capital Stock that are distributed in the Spin-
off will be eligible for resale, as all of the shares are deemed to be
"restricted securities" as defined in Rule 144 promulgated under the Securities
Act of 1933.

         Our shareholders that receive International Capital Stock in the Spin-
off will be permitted to sell shares they receive in the Spin-off only pursuant to an effective registration statement under the Securities Act of 1933 or an exemption from the registration requirements of the Securities Act of 1933, such as in accordance with the requirements of Rule 144 under the Securities Act of
1933. However, since International is not a reporting company under the
Securities Exchange Act of 1934, exemptions provided under Rule 144 do not apply and our shareholders will not be able to rely on resales under Rule 144 until all of the conditions of the rule are satisfied.

 MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion of results of operations, capital resources, and liquidity pertains to the activities of the Company for the years ended
December 31, 2000, 2001 and 2002.

Results Of Operations For Years Ended December 31, 2000, 2001 and 2002

         In 2002, we completed our two subcontracts on programs with the United
States Air Force for application engineering and enhancement of the EFS and earned $461,323 in contract revenue. In 2001, and 2000, we earned $1,579,823, and $635,868, respectively, from the same two subcontracts. In 2002, interest income totaled $52,782 of which $729 was earned from investments and the remaining $52,053 was accrued on loans due the Company from its president, and from stock subscriptions due from the president, a director, and a third party.
In 2001, interest income totaled $102,283, of which $657 was from investments and the remaining $101,626 was accrued on loans due the Company from its president, and from stock subscriptions due from the president, a director, and a third party. In 2000, interest income was $103,419, the majority of which pertains to interest accruing on subscriptions due from the Company's president and a director. The major difference in the amount of accrued interest in 2002 as compared to 2001 and 2000 pertains to the June 2001 modification of certain stock subscription agreements that reduced the amounts due from the president and a director from $1,995,000 to $495,000. Our sole source of contract revenue from our research and development contracts with the United States Air Force concluded in the second quarter of 2002 and we have not replaced any contract revenue since that contract concluded.

                                       18

Costs and expenses

         Expenses for 2001 and 2000 have been restated to reflect the value of all services which were compensated through the issuance of our common stock at the quoted market price of the shares issued on the date of issuance. Research and development costs were $665,435, $1,493,628, and $496,501, for 2002, 2001 and 2000, respectively. Of the research and development costs incurred,
$400,201, $1,069,671, and $409,823 related to subcontractor costs for the years
2002, 2001 and 2000,respectively. General and administrative costs were
$3,581,706, $3,632,769, and $1,381,047 for 2002, 2001 and 2000, respectively.

         In 2002, actual cash paid to our President, Mr. Bernstein, totaled
$110,018. We also accrued an additional $9,982 in additional compensation to Mr.
Bernstein. In addition, we issued Mr. Bernstein 13,000,000 shares of common stock for past services having a market value of $260,000. These shares were issued subject to forfeiture in the event that Mr. Bernstein is no longer employed by the Company. Legal fees in 2002 amounted to $1,922,861 of which
$1,599,200 relates to the settlement of the litigation that was pending with
Stephen Beck. Of the $1,599,200, $1,481,895 is evidenced by a promissory note,
$112,193 was paid through the issuance of 2,027,639 shares of our common stock, and $5,112 paid in cash. We also incurred $314,729 in the filing of our registration statement on Form SB-2, of which $297,500 was paid through the issuance of 7,750,000 shares and $17,229 was paid in cash. Other expenses in
2002 included consulting services of $940,160, of which $662,098 was paid through the issuance of 10,881,118 shares of our common stock, office salaries of $36,968, telephone expense of $23,284, travel expenses of $57,797, accounting and auditing fees of $71,317 and rent of $28,176.

         In 2001, actual cash compensation paid to our President totaled
$90,000. We also accrued $30,000 in additional compensation due to Mr.
Bernstein. We charged to operations $1,500,000 due to a reduction in the balance of the non-recourse promissory note due to us by Mr. Bernstein and another
Director, Joel Freedman, in connection with their purchases of our common stock.
Initially, we agreed to issue 4,650,000 and 350,000 shares of our class "A"
common stock to Messrs. Bernstein and Freedman, respectively, in exchange for their issuance to us of non-recourse promissory notes in the amount of
$1,855,350 by Mr. Bernstein and $139,650 by Mr. Freedman. At the time of their purchase of our shares, the market price of our common stock was approximately
$.60 per share. Both promissory notes mature on May 25, 2005 and accrue interest at 8% per annum. On June 18, 2001, we authorized the $1,500,000 reduction of the combined principal amount of these notes since the market value of our common stock declined to approximately $.10 per share. This reduction and charge to operations was deemed to be fair and reasonable under the circumstances.

         We issued 6,000,000 shares of restricted common stock to Mr. Bernstein during 2001, valued at $1,128,000, for past compensation due to him. Previously, the financial statements have reflected the value of the shares at $420,000, the fair market value of the services rendered. We revalued the shares issued to Mr.
Bernstein as a result in the policies adopted by the U.S. Securities and
Exchange Commission indicating that all shares issued in exchange for services should be valued at the quoted market price of the shares issued on the date of issuance. These 6,000,000 shares have been issued subject to certain restrictions limiting the President's ability to sell or transfer the shares.

         Other expenses in 2001 included consulting fees of $477,671, of which
$281,635 was paid through the issuance of 2,275,000 shares of our common stock, legal fees of $256,736, of which $138,750 was paid through the issuance of
915,000 shares of our common stock, accounting fees of $51,120, travel expenses of $42,092, office salaries of $36,225, office expense of $34,880, rent of
$29,468, telephone expense of $13,838 and a write off of our $33,000 investment in Antaeus Research, LLC.

         The major costs in 2000 were officers' salaries of $127,183, consulting fees of $856,202, legal fees of $206,198, accounting and auditing fees of
$23,063 and travel costs of $26,443.

         Interest charged to operations for 2002, 2001 and 2000, amounted to
$118,460, $70,468 and $60,634, respectively. Of the $118,460 incurred in 2002,
$76,078 was accrued on our promissory note due to the University of Pennsylvania and $37,271 was accrued on the promissory note due for legal fees on the settlement with Stephen Beck. Of the $70,468 incurred in 2001, $64,472 was accrued on the promissory note due to the University of Pennsylvania. Of the
$60,634 incurred in 2000, $54,638 was accrued on the promissory note due to the
University of Pennsylvania.

Liquidity and capital resources

            In 2002, we raised $892,261 net of offering costs through the issuance of 28,046,766 shares of our common stock through a Regulation S offering and through the offer and sale of 143,250 shares of our preferred stock. We also received $175,646 during 2002 from our subcontracts with the Air
Force. Of the $1,067,907 we received, we used $927,439 in our operations, we advanced $33,547 to our President and paid $29,608 for equipment. In 2001, we raised a net $286,567 through the issuance of 4,932,358 shares of its common stock through our Regulation S offering. Although Mr. Bernstein intends to continue to loan us working capital as required while we seeks additional financing, he is under no obligation to do so. We do not expect to receive any additional material financing from other long time investors, although we continue to undertake a variety of efforts to locate suitable debt or equity financing.

                                       19

         During 2000, the Company received $746,732 from our research and development contract, $22,490 from the sale of our common stock, and $251,798 from the sale of DCH Technologies, Inc., shares. Our President advanced $8,000 and received $39,500 back from the Company. In 2000, we spent $1,035,470 in our operations and $15,000 was invested in Antaeus Research, LLC.

Critical accounting issues

         The discussion and analysis of the Company's financial condition and results of operations are based upon its consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. In consultation with its
Board of Directors, the Company has identified three accounting policies that it believes are key to an understanding of its financial statements. These are important accounting policies that require management's most difficult, subjective judgments.

         The first critical accounting policy relates to revenue recognition.
Income from the Company's subcontracts with the Air Force is recognized at the time services are rendered and billed for.

         The second critical accounting policy relates to research and development expense. Costs incurred in the development of the Company's Fatigue
Fuse and the Electrochemical Sensor are expensed as incurred.

         The third critical accounting policy relates to the valuation of non-
monetary consideration issued for services rendered. The Company values all services rendered in exchange for its common stock at the quoted price of the shares issued at date of issuance. All other services provided in exchange for other non-monetary consideration is valued at either the fair value of the services received or the fair value of the consideration relinquished, whichever is more readably determinable.

                                    BUSINESS

Overview

         We are engaged in research and development of metal fatigue detection, measurement, and monitoring technologies. As such, we are developing a comprehensive system of monitoring devices for metal fatigue measurement. We are a development stage company doing business as Tensiodyne Scientific Corporation.

         Our efforts are dedicated to developing devices and systems that indicate the true fatigue status of a metal component. We have developed two products, with a third product now under development. The first is a small, extremely simple device that continuously integrates the effect of fatigue loading in a structural member, called a Fatigue Fuse. The second an instrument that detects very small cracks and is intended to determine crack growth rates, is the Electrochemical Fatigue Sensor. It has demonstrated that it can detect cracks, in the laboratory, as small as 10 microns (0.0004 inches), which is smaller than any other practical technologies, as acknowledged by the United
States Air Force and confirmed by Rockwell Scientific Corporation. We believe that nothing comparable to this instrument currently exists in materials technology.

         Both devices are pioneering technology in the fatigue field that we believe provide cutting-edge solutions in materials technology. Both products are protected by patents: we hold the patents on the Fatigue Fuse and license the  technology on the Electrochemical Fatigue Sensor.

         Another product currently under development is a Borescope, which comprises a fiber optic bundle and light source together with a working channel, through which certain non-destructive test sensors such as ultrasound and/or eddy current devices can be passed, to inspect visually or manually inaccessible regions of structures such as the interior of jet turbine engines.

                                       20

         The fiber optic bundle provides very clear video resolution, utilizing a video camera integrated in the Borescope handle. Images are then displayed on a monitor and can be recorded. The Borescope is derived from similar devices in wide use in medicine. Its uniqueness is its small diameter and its capability for applying multiple sensors, such as ultrasound and/or eddy current. Developed under United States Air Force auspices to inspect internal components of fully assembled jet turbine engines using the existing inspection holes in assembled engine outer surfaces, it can be used to access remote areas of bridges and other structures to monitor fatigue and other cracks, permitting good visual access to otherwise inaccessible areas.

         We were formed as a Delaware corporation on March 4, 1997. It is the successor to the business of Material Technology, Inc., a Delaware corporation, also doing business as Tensiodyne Scientific, Inc. Material Technology, Inc. was
the successor to the business of Tensiodyne Corporation that began developing the Fatigue Fuse in 1983. Our two predecessors, Tensiodyne Corporation and
Material Technology, Inc. were engaged in developing and testing the Fatigue
Fuse and, beginning in 1993, developing the Electrochemical Fatigue Sensor.

The Fatigue Fuse

         The Fatigue Fuse is designed to be affixed to a structure to give warnings as pre-selected portions of the fatigue life have been used up (i.e., how far to failure the structure has progressed). It warns against a condition of widespread generalized cracking due to fatigue.

         The Fatigue Fuse is a thin piece of metal similar to the material being monitored. It consists of a series of parallel metal strips connected to a common base, much as fingers are attached to a hand. Each "finger" has a different geometric pattern, called "notches," defining its boundaries. Each finger incorporates a design specific notch near the base. By applying the laws of physics to determine the geometric contour of each notch, the fatigue life of each finger is finite and predictable. When the fatigue life of a finger (Fuse)
is reached, the Fuse breaks.

         By implementing different geometry for each finger in the array, different increments of fatigue life are observable. Typically, notches will be designed to facilitate observing increments of fatigue life of 10% to 20%. By mechanically attaching or bonding these devices to different areas of the structural member of concern, the Fuse undergoes the same fatigue history
(strain cycles) as the structural member. Therefore, breakage of a Fuse indicates that an increment of fatigue life has been reached for the structural member. The notch and the size and shape of the notch concentrate energy on each finger. The Fuse is intimately attached to the structural member of interest.
Therefore, the Fuse experiences the same load and wear history as the member.
Methods are available for remote indication of Fuse fracturing.

         We believe that the Fatigue Fuse will be of value in monitoring aircraft, ships, bridges, conveyor systems, mining equipment, cranes, etc. No special training will be needed to qualify individuals to report any broken segments of the Fatigue Fuse to the appropriate engineering authority for necessary action. The success of the device is contingent upon our successful development and marketing of the Fatigue Fuse, and no assurance can be given that we will be able to overcome the obstacles relating to introducing a new product to the market. To determine its ability to produce and market the
Fatigue Fuse, we need substantial additional capital and no assurance can be given that needed capital will be available.

         In a new structure, we generally assume there is no fatigue and can thus design the Fatigue Fuse for 100% of its life potential. But in an existing structure, one that has experienced loading and wear, we must determine the fatigue status of that structural member so we can design the Fatigue Fuse to monitor the remaining fatigue life potential.

The Electrochemical Fatigue Sensor ("EFS")

         The EFS is a device that employs the principle of electrochemical/
mechanical interaction to find cracks. It is an instrument that detects very small cracks and is intended to determine crack growth rates. The
Electrochemical Fatigue Sensor has demonstrated in the laboratory that it can detect cracks as small as 10 microns (0.0004 inches), which is smaller than any other practical technologies, as acknowledged by the United States Air Force and
Rockwell Scientific Corporation. We believe that nothing comparable to this instrument currently exists in materials technology.

         The EFS functions by treating the location of interest (the target)
associated with the structural member as an electrode of an electrochemical cell. By imposing a constant voltage-equivalent circuit as the control mechanism for the electrochemical reaction at the target surface - current flows as a function of stress action. The EFS is always a dynamic process; therefore stress action is required, e.g. to measure a bridge structural member it is necessary that cyclic loads be imposed, as normal traffic on the bridge would do. The results are a specific set of current waveforms and amplitudes that is expected to characterize and report fatigue damage i.e., fatigue cracks.

The Borescope

         Stress points are very often located in difficult-to-get-at places for humans. Therefore, it has become desirable to miniaturize the process and develop a means for delivery to inaccessible areas. The Borescope comprises a fiber optic bundle and light source together with a working channel through which certain non-destructive test sensors such as ultrasound and/or eddy current devices can be passed, to inspect visually or manually inaccessible regions of structures. The device as presently implemented has a maximum diameter of 6 mm (0.236 inches) and length of 1.5m (60 inches.). Contained within this diameter is a working channel of 2.8 mm (0.11 inches) diameter, through which proprietary eddy current or ultrasonic sensors may be passed and used to examine areas of interest.

         The Borescope's uniqueness is its small diameter and its capability for applying multiple non-destructive test sensors. Developed under United States
Air Force auspices to inspect internal components of fully assembled jet turbine engines using the existing inspection holes in assembled engine outer surfaces, it can be used to access remote areas of bridges and other structures to monitor fatigue and other cracks, permitting good visual access to otherwise inaccessible areas.

         During the quarter ended December 31, 2002, we announced preliminary discussions to launch a joint venture with Optim, Incorporated of Sturbridge,
Massachusetts, which is intended to commercially introduce a new Borescope product known as the OptiSpec Flaw Detection System. This new product combines remote visual inspection with ultrasonic and eddy current non-destructive testing methods which rapidly and accurately determine if the observed indication is, in fact, a flaw that merits evaluation or repair. Optim,
Incorporated designs, manufactures, markets and sells flexible endoscopy products for both the medical and industrial markets. Our discussions with
Optim, Incorporated have resulted in a preliminary arrangement whereby we may enter into a formal supply and license agreement with Optim enabling us to access technology developed by Optim for our planned marketing and distribution of the OptiSpec Flaw Detection System. Our early planning for our Borescope product includes our recent formation of a wholly-owned subsidiary,
International Aerospace, Inc., from which we intend to further develop, market and distribute our Borescope products. We are uncertain at this juncture when a formal supply and license agreement will be entered into with Optim and if entered into, the extent to which revenues may be generated from the commercial development of the OptiSpec Flaw Detection System and when product sales will begin. No assurances can be given by us at this time that we will be in a position to develop and market the OptiSpec Flaw Detection System.

Development of our technologies status of the Fatigue Fuse

     The development and application sequence for the Fatigue Fuse and EFS is
(a) basic research, (b) exploratory development, (c) advanced development, (d)
prototype evaluation, (e) application demonstration, and (f) commercial sales and service. The Fatigue Fuse came first. The inventor, Professor Maurice Brull, conducted the basic research at the University of Pennsylvania. We conducted the advanced development, including variations of the adhesive bonding process, and fabricating a laboratory-grade remote recorder for finger separation events that constitute proper functioning of the Fatigue Fuse. The next step, prototype evaluation, that encompasses empirical tailoring of Fuse parameters to fit the actual spectrum loading expected in specific applications, needs to be done. The tests associated with further development of the Fatigue Fuse include full-scale structural tests with attached Fuses. A prototype of the Fatigue Fuse has been designed, fabricated, and successfully demonstrated. The next tasks will be to prepare an analysis for more efficient selection of Fuse parameters and to conduct a comprehensive test program to prove the ability of the Fatigue Fuse to accurately indicate fatigue damage when subjected to realistically large variations in measuring stresses and strains in fatiguing metal. The final tasks prior to marketing will be an even larger group of demonstration tests.

         The Fatigue Fuse is at its final stages of testing and development. To begin marketing, the Fuse will take from six to 12 months and cost approximately
$600,000, including technical and beta testing and final development. If testing, development, and marketing are successful, we estimate we should begin receiving revenue from the sale of the Fatigue Fuse within a year of receiving the $600,000. However, we cannot estimate the amount of revenue that may be realized from sales of the Fuse, if any.

         To date, certain organizations have included our Fatigue Fuse in test programs. We have already completed the tests for welded steel civil bridge members conducted at the University of Rhode Island. In 1996, Westland
Helicopter, a British firm, tested the Fatigue Fuse on Helicopters. That test was successful with the legs of the Fuses failing in sequence as predicted.

                                       21

Status of the EFS

         The existence and size of very small cracks can be determined by EFS, and in this regard it appears superior in resolution to other current non-destructive testing techniques. It has succeeded in regularly detecting cracks as small as 40 microns in a titanium alloy, in a laboratory environment, as verified by a scanning electronic microscope, and has proven to be capable of detecting cracks down to 10 microns, as acknowledged by the Materials Laboratory at Wright Patterson Air Force and confirmed by evaluations at Rockwell
Scientific Corporation. This is much smaller than the capability of any other practical non-destructive testing method for structural components. There is also a vast body of testing supporting successful use of this technology with selected aluminum alloys. However, additional testing is required to verify EFS'
crack detection capabilities under various industrial environments which are more representative of actual structures in the field, like a highway bridge or aircraft fuselage.

Joint Technology Venture with Integrated Technologies, Inc.

     By agreement dated January 1, 2003, a new co joint venture subsidiary we formed, Integrated Technologies, Inc. a Delaware corporation and Austin Tech,
LLC, a Texas limited liability company, entered into a license agreement. We own
51% of the outstanding capital stock of Integrated Technologies, Inc. and Austin
Tech, LLC owns the remaining 49% of the outstanding capital stock. We jointly formed Integrated Technologies, Inc. for the purpose of jointly developing, marketing and licensing a new brand of remote transmittal monitoring products from our combined technologies. Integrated Technologies, Inc. as the licensee of the technologies owned by Austin Tech, LLC, has also entered into a form of license agreement directly with us for the purpose of having access to our technologies for joint development purposes. The license agreements granted to
Integrated Technologies, Inc. by Austin Tech, LLC and by us, expire on January
1, 2005 unless terminated earlier under the provisions of the agreements. The terms of the licenses granted to Integrated Technologies, Inc. are exclusive, royalty free and are geographically limited to certain territories described in the license agreements, which include the United States, Canada, Middle Eastern countries, several Northern European countries, Mexico and Brazil.

Government contract funding

         Historically, we have generated contract revenue by seeking research and development contracts awarded by agencies of the United States government, such as the U.S. Air Force. In developing our contract revenue, we have enlisted the assistance of research and development partners that have used us as subcontractors in the research and development effort. In August 1996, we executed an agreement entitled, "Teaming Agreement," with the Southwest Research
Institute and the University of Pennsylvania for coordinated research and development efforts.

         We have also entered into similar relationships with Universal
Technology Corporation, which is a government contractor that acts as a pass-through or monitor of our contracts. Universal Technology Corporation has acted as the prime contractor with the Air Force, and we function as a first tier subcontractor. Other than our association with these groups as research and development partners, we have no other affiliation. Our contract revenue from all sources of research and development agreements concluded in the third quarter of fiscal year 2002, and we do not have any additional contract revenue anticipated during the next 12 months.

         On February 25, 1997, the Southwest Research Institute was awarded from the United States Air Force, a $2,500,000 phase one contract to determine the feasibility of the EFS to improve the U.S. Air Force capability to perform durability assessments of military aircraft, including air frames and engines through the application of the EFS to specific military aircraft alloys. Our share of this award was approximately $550,000. On June 18, 1998 Universal
Technology Corporation, one of our contracting partners, was awarded a second contract in the amount of $2,061,642 to determine the applicability of the EFS to improve the U. S. Air Force capability to perform durability assessments of military aircraft, including both air frames and engines through the application of the EFS to specific military aircraft alloys. Our share of this award was approximately $538,000. On February 5, 1999, a third contract in the amount of
$2,000,000 was awarded to Universal Technology Corporation to continue and expand the efforts for turbine engines. Our directly subcontracted share was approximately $382,000. A fourth contract was awarded to Universal Technology
Corporation on November 3, 2000 in the amount of approximately $2,000,000 to continue the Borescope and EFS technologies, as well as alternate means of fatigue sensing. This fourth contract has been fully performed. Our directly subcontracted share is approximately $700,000. Accordingly, over the last four years we have been awarded approximately $8,500,000 in research and develop services covering the EFS. The results of this research are encouraging and provide a basis for us and our contract partners to obtain additional funding.
However, we cannot provide any assurance that additional contract revenue will be generated by us or received in the future.

                                       22

Commercial markets for our products and technologies

         No commercial application of our products has been arranged to date, but the technology has matured to a point where we believe it can be applied to certain markets. Our technology is applicable to many market sectors such as bridges and aerospace as well as ships, cranes, power plants, nuclear facilities, chemical plants, mining equipment, piping systems, and heavy iron.
We anticipate that our planned supply and licensing arrangement with Optim,
Incorporated for the commercial sale and distribution of the OptiSpec Flaw
Detection System, will begin to generate material product sales from the
Borescope, in the third quarter of the current fiscal year. We cannot provide assurances that the marketing and distribution of the OptiSpec Flaw Detection
System will in fact occur at any specific time in the future due to the possibility that we may not enter into a formal agreements with Optim
Incorporated or if we do, we may experience delays or difficulties in the initial marketing, sales and distribution of the product. Nor can we provide assurances that our results of operations and our financial condition will materially improve from the planned commercial distribution of the OptiSpec Flaw
Detection System.

Application of our technologies for bridges

         Our EFS and Fatigue Fuse products primarily address the detection of fatigue in structures such as bridges. In the United States alone there are more than 610,000 bridges of which over 260,000 are rated by the Federal Highway
Administration as requiring major repair, rehabilitation, or replacement. Our
EFS and Fatigue Fuse products can be effectively used as fatigue detection devices for all metal bridges located within the United States. Our detection devices also address maintenance problems associated with bridge structures.

         Although there are normal business imperatives, the bridge market is essentially macro-economically and government policy driven. In our opinion, only technology can provide the solution. The need for increased spending accelerates significantly each year as infrastructure ages. The Federal government has recently mandated bridge repair and detection through the passage of the Intermodal Surface Transportation and Efficiency Act in 1991 and again recently in the $200 billion, 1998 Transportation Equity Act. We do not currently have contracts in place to install our fatigue detection products on bridge structures within the United States.

Our patent protections

         We are the assignee of four patents originally issued to Tensiodyne
Corporation. The first was issued on May 27, 1986, and expires on May 27, 2003.
It is titled "Device for Monitoring Fatigue Life" and bears United States Patent
Office Numbers 4,590,804. The second patent, titled "Method of Making a Device for Monitoring Fatigue Life" was issued on February 3, 1987 and expires February
3, 2004, United States Patent Office Number 4,639,997. The third patent, titled
"Metal Fatigue Detector" was issued on August 24, 1993 and expires on August 24,
2010, United States Patent Number 5,237,875. The fourth patent, titled "Device for Monitoring the Fatigue Life of a Structural Member and a Method of Making
Same," was issued on June 14, 1994 and expires on June 14, 2011, United States
Patent Number 5,319,982. In addition, we own a fifth patent, titled "Device for
Monitoring the Fatigue Life of a Structural Member and a Method of Making Same,"
which was issued June 20, 1995, United States Patent Number 5,425,274, and
expires June 20, 2012.

Our patents are encumbered

         The patents described in the preceding section are pledged as collateral to secure the repayment of loans extended to us or indebtedness that we currently owe. On August 30, 1986, we entered into a funding agreement with the Advanced Technology Center, whereby ATC paid $45,000 to us for the purchase of a royalty of 3% of future gross sales and 6% of sublicensing revenue. The royalty is limited to the $45,000 plus an 11% annual rate of return. At December
31, 2000, and 2001, the future royalty commitment was limited to $204,639 and
$227,149, respectively. The payment of future royalties is secured by equipment we use in the development of technology as specified in the funding agreement, however, no lien against our equipment or our patents in favor of ATC vests until we generate royalties from product sales.

         On May 4, 1987, we entered into a funding agreement with ATC whereby
ATC provided $63,775 to us for the purchase of a royalty of 3% of future gross sales and 6% of sublicensing revenue. The agreement was amended August 28, 1987, and as amended, the royalty cannot exceed the lesser of (1) the amount of the advance plus a 26% annual rate of return or, (2) total royalties earned for a term of 17 years. As with our first agreement with ATC, no lien or encumbrance against our assets, including our patents, vests in favor of ATC until we generate royalties from product sales. If we were to default on these payments to ATC, our obligations relating to these agreements then become secured by our patents, products and accounts receivable.

                                       23

         On May 27, 1994, we borrowed $25,000 from Sherman Baker, one of our shareholders. We gave Mr. Sherman a promissory note due May 31, 2002 and we pledged our patents as collateral to secure the repayment of this note. As of the date of this prospectus, there is a first priority security interest in our patents as collateral for the repayment of the amounts we owe to Mr. Baker. As additional consideration for this loan, we granted to Mr. Baker, a 1% royalty interest in the Fatigue Fuse and a 0.5% royalty interest in the Electrochemical
Fatigue Sensor. We are in default of the repayment terms of the note held by Mr.
Baker, and at the date of this prospectus, we owe Mr. Baker approximately
$60,000 in principal and accrued interest. Mr. Baker has not taken any action to foreclose his interest in the collateral and we are in discussions with Mr.
Baker, with the expectation that we will cure any default in the note he holds and avoid any foreclosure of his security interest held in our patents. We believe, that although we have not yet cured our defaults on the loans to Mr.
Baker, our current communications with him suggest that Mr. Baker does not have the present intention of foreclosing on the patents as collateral or the pursuit of legal action against us to collect the balance due under our note.

Distribution of our products

         Subject to available financing, we intend to exhibit the Fatigue Fuse and the Electrochemical Fatigue Sensor at various aerospace trade shows and intend to also market our products directly to end users, including aircraft manufacturing and aircraft maintenance companies, crane manufactures and operators, certain state regulatory agencies charged with overseeing bridge maintenance, companies engaged in manufacturing and maintaining large ships and tankers, and the military. Although we intend to undertake marketing, dependent on the availability of funds, within and without the United States, no assurance can be given that any such marketing activities will be implemented.

         In order to further enhance and develop our capabilites to distribute and market the Fatigue Fuse, EFS and Borescope outside of the United States, we granted a license agreement to International that is effective as of April 15,
2003. The License Agreement will provide full access to International of our
Technologies for marketing and distribution of our products once the Spin-off is completed.

Competition

         Other technologies exist which measure and indicate fatigue damage.
Single cracks larger than a minimum size can be found by nondestructive inspection methods such as dye penetrate, radiography, eddy current, acoustic emission, and ultrasonics. Tracking of load and strain history, to subsequently estimate fatigue damage by computer processing, is possible with recording instruments such as strain gauges and counting accelerometers. These methods have been used for 40 years and also offer the advantage of having been accepted in the market, whereas our products remain largely unproven. Companies marketing these alternate technologies include Magnaflux Corporation,
Kraut-Kermer-Branson, Dunegan-Endevco, and Micro Measurements. These companies have more substantial assets, greater experience, and more resources than ours, including, but not limited to, established distribution channels and an established customer base. The familiarity and loyalty to these technologies may be difficult to dislodge. Because we are still in the development stage, we are unable to predict whether our technologies will be successfully developed and commercially attractive in potential markets.

Employees

         The Company has four employees, Robert M. Bernstein, President and
Chief Executive Officer, a Secretary, and two part time engineers.  In addition, the Company retains consultants for specialized work.

Facilities

         The Company leases an office at 11661 San Vicente Blvd., Suite 707, Los
Angeles, California, 90049. The space consists of 830 square feet and will be adequate for the Company's current and foreseeable needs. The total rent is payable at $2,348 per month through June 30, 2003. The Company has an option to extend the lease at the same rent through December 31, 2003.

         International owns a remote monitoring system and certain equipment that is being used by the University of Pennsylvania for instructional and testing purposes. The Company determined that the system has no future use and probably cannot be sold. Therefore, the Company charged its full costs of
$97,160 to operations in 1998.

                                       24

                        DIRECTORS AND EXECUTIVE OFFICERS

         The name, age, office, and principal occupation of the executive officers and directors of Matech and certain information relating to their business experiences are set forth below:

     NAME                          AGE            POSITION

     Robert M. Bernstein           68             President/Chief Executive and
                                                  Chief Financial Officer,
                                                  Chairman of the Board
     Joel R. Freedman              43             Secretary/Director
     Dr. John Goodman              68             Chief Engineer/Director
     William I. Berks              72             Vice President

         The Term of the directors and officers of International is until the next annual meeting or until their successors are elected.

Robert M. Bernstein, president, chief executive officer and chairman of the board. Mr. Bernstein is 68 years of age. He received a Bachelor of Science degree from the Wharton School of the University of Pennsylvania in 1956. From
August 1959 until his certification expired in August 1972, he was a Certified
Public Accountant licensed in Pennsylvania. From 1961 to 1981, he was a consultant specializing in mergers, acquisitions, and financing. From 1981 to
1986, Mr. Bernstein was Chairman and Chief Executive Officer of Blue Jay
Enterprises, Inc. of Philadelphia, PA, an oil and gas exploration company. In
December 1985, he formed a research and development partnership for Tensiodyne, funding approximately $750,000 for research on the Fatigue Fuse. In October 1988 he became Chairman of the Board, President, Chief Financial Officer, and CEO of
International 1 and retained these positions with the Company after the spin off from International 1 on July 31, 1997.

Joel R. Freedman, secretary and director. Mr. Freedman is 43 years of age. From
October 1989 until the present, Mr. Freedmen holds the position of Secretary and a Director of the company. Mr. Freedman attends board meetings and provides advice to the Company as needed. Since 1983, he has been president of Genesis
Advisors, Inc., an investment advisory firm in Bala Cynwyd, Pennsylvania. Since
January 1, 2000, he has been a Senior Vice President of PMG Capital Corp., a securities brokerage and investment advisory firm in West Conshohocken,
Pennsylvania. His duties there are a full-time commitment. Accordingly, he does not take part in International's daily activities. He is not a director of any other company.

Dr. John W. Goodman, chief engineer and director. Dr. Goodman is 68 years of age. He is retired from TRW Space and Electronics and was formerly Chairman of the Aerospace Division of the American Society of Mechanical Engineers. He holds a Doctorate of Philosophy in Materials Science that was awarded with distinction by the University of California at Los Angeles in 1970. In 1957, he received a
Masters of Science degree in Engineering Mechanics from Penn State University and in 1955 he received a Bachelor of Science degree in Mechanical Engineering from Rutgers University. From 1972 to 1987, Dr. Goodman was with the U. S. Air
Force as lead Structural Engineer for the B-1 aircraft; Chief of the Fracture and Durability Branch, and Materials Group Leader, Structures Department,
Aeronautical Systems Center, Wright-Patterson Air Force Base. From 1987 to
December 1993, he was on the Senior Staff, Materials Engineering Department of
TRW Space and Electronics. He has been Chief Engineer for Development of
International's products since May 1993. Over the last four years he has consulted part time for the Company.

William Berks, vice-president of government projects. Mr. Berks managed the previous International contracts for the development of EFS at the University of
Pennsylvania, Southwest Research Institute, and Optim, Inc. Mr. Berks has a B.
Aero. E and MS in Applied Mechanics from Polytechnic Institute of New York and
MS in Industrial Eng., Stevens Institute of Technology . With International
since 1997. He has over 30 years experience in spacecraft mechanical systems engineering. He retired from TRW in November 1992 where he was employed for 26 years in a variety of management positions: Manager of the Mechanical Design
Laboratory, the engineering design skill center for the design and development of spacecraft mechanical systems, which had as many as 350 individuals: Manager of the Advanced Systems Design Department, which was responsible for mechanical systems design for all spacecraft project: Assistant Project Manager for
Mechanical Subsystems for a major spacecraft program, which included preparation of plans, specifications and drawings, supervision of two major subcontracts, and responsibility for flight hardware fabrication and testing. He holds six patents.

Directors' compensation

         Our president and chief executive officer, Robert Bernstein, received shares of our common stock in conjunction with certain activities associated with his services as chief executive officer and our operations. Mr. Bernstein did not receive such compensation for his activities as a director, rather as employee compensation. Our non-employee directors may receive reimbursement for their out-of-pocket expenses for attendance at each meeting of the board of directors or any committee of the board of directors. We anticipate that our directors will meet at least once each year. No directors' fees or compensation is paid to our non-employee directors.

Board composition

         Our board of directors consists of at least three members who each serve as directors for one-year terms. Terms for each of our directors expire at the annual meeting next ensuing. There are no family relationships among any of our directors, officers or key employees. Each director holds office until their successor is duly elected and qualified. Vacancies in the office of any director may be filled by a majority vote of the directors then in office.

         Our president and chief executive officer is appointed by our board of directors, and all of our other executive officers are appointed by the president and chief executive officer.

         Our board of directors reviews and approves transactions that are beneficial to other members of our board of directors by a majority vote, with the director benefiting from the transaction abstaining from consideration of the transaction. In the case of transactions beneficial to our chief executive officer and director, Robert M. Bernstein, they have been approved by majority vote of the remaining two directors. Directors' meetings are typically conducted by telephone and many actions taken by our directors are approved by written consents approved by our directors. During our last fiscal year that ended
December 31, 2002, our board of directors acted by written consent and by telephonic board meetings, a total of approximately 90 times.

                                 EXECUTIVE COMPENSATION
_____________________________________________________________________________________________________________

                                                  Other
Name and                                          Annual      Restricted                          All Other
Principal                                         Compen-      Stock        Options     LTIP       Compen-
Position         Year    Salary ($)   Bonus ($)   sation ($)   Awards ($)    (SARs (#)  Payout($)   sation ($)

Robert M. Bernstein
 CEO             2000    $120,000     $   -       $    -       $    4,183(1)     -      $    -    $   -
                 2001    $120,000     $   -       $    -       $1,128,000(2)     -      $    -    $   -
                                                               $1,395,000(3)     -      $    -    $   -
                 2002    $120,000     $   -       $    -       $      200(4)     -      $    -    $   -
                                                               $  260,000(5)
John W. Goodman  2000    $ 26,614     $   -       $    -       $       -         -      $    -    $   -
Director and     2001    $ 23,076     $   -       $    -       $  147,600(6)     -      $    -    $   -
Engineer         2002    $ 17,945     $   -       $    -       $   40,000(7)     -      $    -    $   -

William Berks    2000    $     -      $   -       $39,235      $       -         -      $    -    $   -
Vice-President   2001    $ 55,388     $   -       $    -       $  147,600(6)     -      $    -    $   -
                 2002    $ 70,301     $   -       $    -       $   40,000(7)     -      $    -    $   -

_____________________________________________________________________________________________________________

(1)  In 2000, the Corporation issued to Mr. Bernstein as escrow holder 4,183,675 shares of its common stock, in part, for future compensation and subject to severe restrictions. The Company included the par value of the shares issued in Mr. Bernstein's 2000 compensation amounting to $4,183.

(2)  In 2001, the Corporation issued Mr. Bernstein 6,000,000 shares for past compensation (see item 5). The Company valued these shares at $1,128,000.

(3)  In 2001, the Company reduced the obligation from Mr. Bernstein to the
     Company on a non-recourse promissory note relating to the issuance of
     4,650,000 shares of its common stock from $1,855,350 to $460,350.

(4)  In 2002, the Company issued 200,000 shares of its Class B Common stock to its president in relinquishment of his interest in the Company's patents.
     The shares were valued at par.

(5)  In 2002, the Company issued 13,000,000 shares of its common stock to Mr.
     Bernstein for past compensation. The shares had a market value of $260,000 and are subject to forfeiture in the event Mr. Bernstein is no longer employed by the Company.

(6)  In 2001, the Corporation issued each to Mr. Goodman and Mr. Berks 900,000 shares of restricted common stock. These shares were valued at $147,500.

(7)  In 2002, the Corporation issued each to Mr. Goodman and to Mr. Berks
     1,000,000 shares of restricted common stock. These shares were valued at
     $40,000.

                                       25

               SECURITY OWNERSHIP OF CERTAIN OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

         The Company does not know of any non-affiliated person or "group" as that term is used in section 13(d)(3) of the Exchange Act that owns more than five percent of any class of the Company's voting securities.

Security Ownership of Management

CLASS OF STOCK    NAME AND ADDRESS OF      AMOUNT AND NATURE OF   PERCENT OF
                   BENEFICIAL OWNER        BENEFICIAL OWNERSHIP     CLASS
Class A
Common Stock    Robert M. Bernstein, CEO     27,800,966 Shares     25.45%(1)
                Suite 707
                11661 San Vicente Blvd.
                Los Angeles, CA  90049

                Joel R. Freedman, Director      626,471 Shares       .57%
                1 Bala Plaza
                Bala Cynwyd, PA 19004

                John Goodman, Director        2,000,000 Shares      1.83%
                Suite 707
                11661 San Vicente Blvd.
                Los Angeles, CA 90049

                William Berks, Vice President
                Suite 707
                11661 San Vicente Blvd.
                Los Angeles, CA 90049         2,000,000 Shares      1.83%

                Directors and executive      32,427,437 Shares     29.68%
                officers as a group
                (3 persons)

Class B         Robert M. Bernstein             300,000 Shares    100.00%(2)
Common Stock    Suite 707
                11661 San Vicente Blvd.
                Los Angeles, CA 90049
_________________________________________

(1) Of these 26,544,847 shares, Mr. Bernstein has full rights to approximately
    25,339,291 shares. The remaining   2,461,675 shares held are in escrow. On
    October 27, 2000, the Company issued 4,183,675 shares to Mr. Bernstein pursuant to a Stock Escrow/Grant Agreement. Under the terms of the agreement, the President is required to hold these shares in escrow. While in escrow, the President cannot vote the shares but has full rights as to cash and non-cash dividends, stock splits or other change in shares. Any additional shares issued to the President by reason of the ownership of the
    4,183,675 shares will also be escrowed under the same terms of the agreement.  Upon the exercise by certain holders of Company options or warrants or upon the need by the Company, in the sole discretion of the
    Board, to issue common stock to certain individuals or entities, the number of shares required for issuance to these holders will be returned from escrow by Mr. Bernstein thereby reducing the number of shares he holds. The shares held in escrow are non-transferable and will be granted to Mr.
    Bernstein only upon the exercise or expiration of all of the options and warrants, the direction of the Board, in its sole discretion, or the mutual agreement of Mr. Bernstein and the Board of Directors to terminate the agreement.  The Company valued these shares at par.  Upon the actual grant of the remaining shares to Mr. Bernstein, the shares issued will be valued at market value when issued and charged to operations as compensation. As of the date of this filing, 1,722,000 of these 4,183,675 shares had been transferred to satisfy a stock agreement.  Accordingly, 2,461,675 of these escrowed shares are included in the total of 27,800,966 shares beneficially owned by Mr. Bernstein.

(2)  Each of Mr. Bernstein's Class B Common Shares has 1,000 votes per share on any matter on which the common stockholders vote. Accordingly, the Class B common stock held by Mr. Bernstein equal 100 million shares of voting control. These votes give Mr. Bernstein voting control of the Company.

                                       26

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In August, 1997, the Company's Board of Directors signed a resolution recognizing the Company's extreme dependence on the experience, contacts, and efforts of Mr. Bernstein and authorized to pay him a salary of $150,000 a year since 1991. In February 2001, the Company's Board of Directors authorized the issuance of 6,000,000 shares of its Common Stock to the Company's President for
$420,000 of past compensation due to Mr. Bernstein under this resolution. This amount represents the difference between the $150,000 a year and the compensation actually accrued during the years 1991 through 2000.

         On May 25, 2000, the Company issued its President 4,650,000 shares its common stock in exchange for $4,650 and a $1,855,350 non-recourse promissory note bearing interest at an annual rate of 8%. Approximately 1,500,000 of these shares are subject to an option to purchase by a third party. On the same day, the Company issued 350,000 shares its common stock to a Director Joel Freedman, in exchange for $350 and a $139,650 non-recourse promissory note bearing interest at an annual rate of 8%. Both notes mature on May 25, 2005, when the principal and accrued interest becomes fully due and payable.

         On October 27, 2000, the Company issued 4,183,675 shares to its
President for future compensation pursuant to a Stock Escrow/Grant Agreement.
Under the terms of the agreement, the President is required to hold these shares in escrow. While in escrow, the President cannot vote the shares but has full rights as to cash and non-cash dividends, stock splits or other change in shares. Any additional shares issued to the President by reason of the ownership of the 4,183,675 shares will also be escrowed under the same terms of the agreement. Upon the exercise by certain holders of Company options or warrants or upon the need by the Company, in the sole discretion of the Board, to issue common stock to certain individuals or entities, the number of shares required for issuance to these holders will be returned from escrow by the President thereby reducing the number of shares he holds. The shares held in escrow are non-transferable and will be granted to the Company's President only upon the exercise or expiration of all of the options and warrants, the direction of the
Board, in its sole discretion, or the mutual agreement by the President and the
Board of Directors to terminate the agreement. The Company valued these shares at par. Upon the actual grant of the remaining shares to the President, the shares issued will be valued its market value when issued and charged to operations as compensation.

         On January 9, 2001, the Company's Board of Directors authorizes the issuance of 100,000 shares of its common stock to William Berks, a part-time employee, for engineering and other services rendered to the Company.

         On January 8, 2001, the Company's Board of Directors authorized the issuance of 100,000 shares of its common stock to Dr. Campbell Laird, an advisory board member, for services to the Company.

         On January 9, 2001, the Company's Board of Directors authorized the issuance of 100,000 shares of its common stock to John Goodman, a director and part-time employee, for engineering and other services rendered to the Company.

         On January 9, 2001, the Company's Board of Directors authorized the issuance of 100,000 shares of its common stock to William Berks, a part-time employee, for engineering and other services rendered to the Company.

         On February 19, 2001, the Company's Board of Directors authorized the issuance of 6,000,000 shares of its common stock to the Company's President for past compensation due as discussed above.

         On May 3, 2001, the Company's Board of Directors authorized the issuance of 100,000 shares of its common stock to Mr. William Berks for services rendered to the Company.

         On June 12, 2001, the Company's Board of Directors authorized the issuance of 25,000 shares of its common stock to the company's executive assistant, for services rendered to the Company.

         On October 8, 2001, the Company's Board of Directors authorized the issuance of 300,000 shares of its common stock each to Mr. William Berks and Mr.
John Goodman for services rendered to the Company.

         On October 18, 2001, the Company's Board of Directors authorized the issuance of 20,000 shares of its common stock to the company's executive assistant, for services rendered to the Company.

         On November 21, 2001, the Company's Board of Directors authorized the issuance of 400,000 shares of its common stock each to Mr. William Berks and Mr.
John Goodman for services rendered to the Company.

                                       27

         Also on February 28, 2002, the Company issued its executive assistant
25,000 shares of its common stock for services rendered.

         On March 20, 2002, the Company issued 25,000 shares of its common stock to the Company's executive assistant.

         On August 5, 2002, the Company's Board of Directors authorized the issuance of 1,000,000 shares of its common stock each to Dr. John Goodman and
Mr. William Berks for services rendered to the Company.

         On October 7, 2002, the Company issued its executive assistant 50,000 shares of its common stock.

         On December 6, 2002, the Company issued 200,000 shares of its Class B common stock to its President in consideration for the relinquishment of his security interest in the Company's patents, which served as collateral for our repayment to our President of the amounts that we accrued for his compensation and advances.

         On December 18, 2002, the Company issued 13,000,000 shares of its restricted common stock to its President in consideration for past services. The total market value of these shares when issued was $260,000, however, we valued these shares at $420,000 due to the fact that Mr. Bernstein relinquished that amount of past due compensation. These shares are subject to forfeiture in the event that Mr. Bernstein is no longer employed by the Company.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         On March 27, 2001, Mr. Robert Bernstein, Chief Executive Officer and
Chairman filed a Form 5 relating to several transactions of stock issued to him in 2000 and a Form 4 for a January 2001 transaction.  Mr. Bernstein was late in reporting these transactions.

         On March 27, 2001, Dr. John Goodman, Director filed a Form 4 for a transaction in January 2001. Dr. Goodman's Form 4 was not timely filed. The
Company is unaware of any other late filings or any other failures to file any Forms 3, 4, or 5.

      MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         Matech's Class A Common Stock is traded on the Over-the-Counter
Electronic Bulletin Board maintained by the NASD ("Bulletin Board") under the symbol "MTEY." From January 2001 through December 31, 2002, International's
Common Stock was quoted between a low bid of $.08 per share and a high bid of
$2.875 per share on the Bulletin Board. Such over-the-counter quotations reflect inter-dealer prices, without retail markup, markdown, or commission and may not necessarily represent actual transactions. The following chart shows the high and low bid prices per share per calendar quarter from January 2001 to December
2002.

                                High Bid Price(1)    Low Bid Price(1)

First Quarter 2001                 $     .23            $     .09
Second Quarter 2001                $     .12            $     .08
Third Quarter 2001                 $     .22            $    .084
Fourth Quarter 2001                $     .25            $     .10
First Quarter 2002                 $     .27            $     .10
Second Quarter 2002                $     .10            $     .07
Third Quarter 2002                 $     .02            $     .02
Fourth Quarter 2002                $    .015            $    .015
First Quarter 2003                 $     .02            $    .015

         On December 31, 2002, there were 733 holders of record of the Company's common stock and one holder of its Class B common stock.  No other classes of securities issued by Matech are quoted on the Bulletin Board.

                                       28

                            DESCRIPTION OF SECURITIES

         We are currently authorized to issue 450,000,000 shares of capital stock, $.001 par value, in classes as follows:

        o   400,000,000 shares of stock designated as "common stock", of which
            300,000 shares are designated as "Class B Common Stock", $.001 par value per share. We have designated all common stock that is not class B common stock, as class A common stock. The holders of common stock shall be entitled to receive such dividends out of funds or assets legally available there from as, from time to time, the board of directors may declare. The holders of class B common stock shall not be entitled to receive dividends. The holders of common stock and the holders of class B common stock shall vote as a single class on all matters submitted to a vote of stockholders, with each share of common stock entitled to one vote and each share of class B common stock entitled to 1,000 votes. In all other aspects, the common stock and class B common stock shall be identical. As of the end of our most recent fiscal year, a majority of the votes of our shareholders, by written consent, approved an increase in the number of shares of our common stock from 200,000,000 shares to 400,000,000 shares. The certificate of amendment to our articles of
            incorporation was filed with and accepted by the Delaware Secretary of State on January 7, 2003.

        o   50,000,000 shares of stock designated as "Preferred Stock", $.001 par value per share. The board of directors is granted the authority by resolution to authorize us to issue one or more series of the preferred stock and to determine the voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights of each and every series of preferred stock and the qualifications, limitations or restrictions on such preferences and/or rights. Our preferred stock is commonly referred to as "blank check" preferred stock.

         Class A common stock holders are entitled to receive such dividends out of funds or assets legally available there from as, from time to time, the board of directors may declare. Upon liquidation, holders of our class A common stock are entitled to distribution of any remaining assets after payment of all creditors and payment of the liquidation preferences of any outstanding shares of preferred stock. Class A common stock holders have no preemptive rights. The
Baker Group, by agreement, has a right to purchase or receive from Mr.
Bernstein, our president and chief executive officer, or any affiliate of Mr.
Bernstein, 35% of all class A common stock that Mr. Bernstein, or any affiliate, purchases or receives from us at the same price Mr. Bernstein, or such affiliate, pays for stock he receives.

         In electing directors, if one or more stockholders, or their proxy, delivers a written notice to our secretary prior to a stockholders' meeting, or to the chairman of the board of directors prior to the vote for directors, all stockholders may cumulate their votes in electing one or more directors. If and only if such notice is given, every stock holder entitled to vote for directors shall have the number of votes determined by multiplying the number of directors to be elected by the number of shares the stockholder is entitled to vote and each stockholder may then give one nominated candidate all such votes or distribute such votes in any proportion among the nominated candidates.

         Our certificate of incorporation provides that the designation of powers, preferences and rights, including voting rights, if any, qualifications, limitations or restrictions on our preferred stock may be fixed by resolution or resolutions of the board of directors.

         On April 28, 1997, we filed with the Secretary of State of the State of
Delaware, a Certificate of Designation designating 337,471 shares of preferred stock as class A convertible preferred stock. The class A preferred stock has a liquidation preference superior to any other class of our common stock. In the event of liquidation, holders of our class A preferred stock have the right to receive $.72 for each share held, before any liquidation payment is made or any assets are distributed to holders of our common stock, or any other stock of any other series or class ranking junior to these shares. In the event of liquidation, holders of our class A preferred stock are not entitled to payment beyond $.72 per share. These provisions may have the effect of delaying, deferring or preventing a change in control.

         Each share of our class A preferred stock is convertible into class A common stock at the discretion of the holder, at the rate of one share of class
A common stock for each .72 share of class A preferred stock. Accordingly, the
337,471 outstanding shares of class A preferred stock are convertible into
486,111 shares of class A common stock. Under our Certificate of Designation, we are not permitted to issue stock which is senior to or pari passu with our class
A preferred stock without prior consent of a majority of the outstanding class A preferred shares. Adjustment of the number of class A preferred shares outstanding is provided for in the event of any reclassification of outstanding securities or of the class of securities which are issuable upon conversion of shares and in the event of any reorganization which results in any reclassification or change in the number of shares outstanding. Similarly, in the event of any such change, the conversion price is subject to adjustment to reflect such change.

                                       29

         If at any time while shares of class A preferred stock outstanding, a stock dividend on the common stock is declared, the conversion price will be adjusted to prevent any dilution of the holders of class A preferred stock right of conversion. If there is a reclassification or change in our common stock to which the class A preferred stock is convertible other than stock splits or other decreases or increases in the number of shares outstanding, or we consolidate or merge with another corporation, or we sell or transfer substantially all of our assets, then the class A preferred stockholders are entitled to the same consideration as they would have been entitled to if their shares had been converted prior to the reclassification, change, consolidation, merger, sale, or transfer. This provision may have the effect of delaying, deferring or preventing a change in control. Voting rights and the right to receive dividends inherent in the class A preferred stock is similar to those rights of our common stock.

         On April 28, 1997, we filed a Certificate of Designation bringing into existence a second class of preferred stock designated as class B preferred stock. Class B preferred stock is junior and subordinate to our class A preferred stock. 100 shares of class B preferred stock were authorized from the
550,000 undesignated shares of preferred stock. Of the 100 shares authorized,
15shares previously were issued to Tensiodyne in exchange for canceling its 15 class B preferred shares in Tensiodyne Scientific, Inc. We currently have no relationship with Tensiodyne, and since the financial viability of Tensiodyne has been in serious doubt over the last several years, we no longer treat the shares of class B preferred stock issued and outstanding. We are treating the shares of class B preferred stock as a part of the 550,000 undesignated shares of preferred stock available for future designation by our directors.

         On February 18, 2003, we authorized the filing of a Certificate of
Designation bringing into existence another class of convertible preferred stock designated as class C---Series A convertible preferred stock, consisting of
25,000,000 shares of the total number of shares of preferred stock originally authorized in our Certificate of Incorporation. The Class C---Series A
Convertible Preferred Stock is convertible into the Class A Common Stock we have authorized for issuance, on a one for one basis and is junior and subordinate to all other classes of preferred stock issued and outstanding. The holders of the
Class C---Series A Convertible Preferred Stock have no voting rights, but enjoy liquidation rights equal to $.001 per share, cash dividends equal to 8% simple interest per annum for a period of two years, with such dividends only payable out of earnings generated by the Company, after interest, taxes, depreciation and amortization, as calculated according to generally accepted accounting principals. We have issued to date 11,050,000 shares of our Class C---Series A
Convertible Preferred Stock.

         In addition to our designation of the shares of Class C---Series A
Convertible Preferred Stock, and contemporaneous with a private placement of those shares, we have issued common stock purchase warrants designated as Class
A Warrants, entitling each warrant holder to purchase, for a term of one year from the grant date, one additional share of our Class A Common Stock at an exercise price of $.05 per share. To date, we have issued 11,050,000 Class A
Warrants entitling the holders to purchase an additional 11,050,000 shares of
Class A Common Stock at $.05 per share. The Class A Warrants are redeemable by the Company upon 30 days' advance written notice at a redemption price of $.0001 per Class A Warrant, plus any accrued and unpaid dividends.

         One year after their investment, all shares of our Class A Common Stock that are issued at the time of conversion of the Class C---Series A Convertible
Preferred Stock and all shares of Class A Common Stock received at the time of exercise of our Class A Warrants, carry one time "piggyback" registration rights and two short form demand registration rights conditional on us qualifying such registrations on Form S-3. These registration rights provide that, if at any time we file a registration statement, other than a registration statement relating solely to a corporate reorganization or other transaction on Form S-4 or for any employee benefit plan or a registration statement that does not permit secondary market resale, the holders of the newly issued Class A Common
Stock will be entitled to include their shares for resale in such registration statement. We have agreed to bear registration costs, exclusive of underwriting discounts and commissions, of these registration rights, except expenses in excess of $25,000 for any special audit required in connection with such registration rights, which are to be borne prorata by the selling shareholders.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed a Form 10-K for the fiscal year ended December 31, 2002, which includes additional information about us that is not contained in this
Information Statement, specifically our financial statements meeting the requirements of Regulation S-X. This information statement, as allowed by
Securities & Exchange Commission rules, does not include all of the information you can find in the Form 10-K or the exhibits thereto. For additional information relating to us, reference is made to the Form 10-K for the fiscal year ended December 31, 2002 filed with the Securities & Exchange Commission on
March 31, 2003. Upon written or oral request made of us at the address and telephone number given below, we will provide you, free of charge, with a full copy of our Form 10-K for the year ended December 31, 2002 which includes additional information we have incorporated into this Information Statement by reference.

                                       30

                                             Matech, Inc.
                                             Attn: Robert M. Bernstein
                                             11661 San Vicente Boulevard
                                             Suite 707
                                             Los Angeles, CA  90049
                                             Phone: 310-508-5589
                                             Fax: 310-473-3177

         After the Spin-off, we will continue to file annual, quarterly and special reports, information statements and other information with the
Securities & Exchange Commission. We intend to furnish our stockholders with annual reports containing consolidated financial statements certified by an independent public accounting firm. Any of these future filings with the
Securities & Exchange Commission will be, available to the public over the
Internet at the Securities and Exchange Commission's website at
http://www.sec.gov. You may read and copy any filed document at the Securities &
Exchange Commission's public reference rooms in Washington, D.C. at 450 Fifth
Street, N.W., Judiciary Plaza, Washington, D. C. 20549, and at the Securities
and Exchange Commission's regional offices in New York at Woolworth Building,
233 Broadway, New York, NY 10279, and in Chicago at Suite 1400, Northwestern
Atrium Center, 14th Floor, 500 W. Madison Street, Chicago, IL 60661. Please call the Securities & Exchange Commission at 1-800-SEC-0330 for further information about the public reference rooms.